UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ACCELERON PHARMA INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
    The 2021 Annual Meeting of Stockholders of Acceleron Pharma Inc. (the "Company" or "Acceleron") will be held on June 16, 2021, at 10:00 a.m. Eastern Time, in a virtual meeting format at www.virtualshareholdermeeting.com/XLRN2021, for the purpose of considering the following four company-sponsored proposals:
1.    To elect Habib J. Dable, Terrence C. Kearney and Karen L. Smith, M.D., Ph.D. as Class II directors, each for a three-year term.
2.    To approve, on an advisory basis, the compensation paid to our named executive officers as described in this proxy statement.
3.     To recommend, by an advisory, non-binding vote, the frequency of future advisory votes to approve the compensation paid to Acceleron's named executive officers.
4.    To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.
We will also consider and act upon any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.
Our Board of Directors recommends that you vote "for" each of the nominees for Class II director (proposal no. 1), "for" approval, on an advisory basis, of the compensation paid to our named executive officers as described in this proxy statement (proposal no. 2), "for" frequency of voting on executive compensation every year (proposal no. 3), and "for" ratification of the proposed independent registered public accounting firm (proposal no. 4).
Each outstanding share of the Company's common stock (Nasdaq: XLRN) entitles the holder of record at the close of business on April 19, 2021, to receive notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, our annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to attend the meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/XLRN2021. You will also be able to vote your shares electronically at the meeting. Details regarding how to attend the meeting online are more fully described in the Important Notice Regarding the Availability of Proxy Materials and proxy statement.
Whether or not you expect to attend the meeting, we urge you to vote your shares by following the instructions in the Important Notice Regarding the Availability of Proxy Materials that you received by mail and submit your proxy by Internet, by telephone or by signing, dating and returning the proxy card included in these materials in order to ensure the presence of a quorum. If you choose to virtually attend the Annual Meeting, you may still vote your shares in real time, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.

All stockholders are extended a cordial invitation to attend the meeting.

By Order of the Board of Directors

Habib J. Dable Chief Executive Officer, President and Director April 22, 2021

Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139

PROXY STATEMENT FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Wednesday, June 16, 2021 at 10:00 am ET
This proxy statement, along with the accompanying Notice of 2021 Annual Meeting of Stockholders, contains information about the 2021 Annual Meeting of Stockholders of Acceleron Pharma Inc., which we refer to as the Annual Meeting, including any adjournments or postponements of the Annual Meeting. We are holding the Annual Meeting in a virtual meeting format at 10:00 a.m. Eastern Time, at www.virtualshareholdermeeting.com/XLRN2021.
In this proxy statement, we refer to Acceleron Pharma Inc. as "Acceleron," "the Company," "we" and "us."
This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the Annual Meeting.

On or about April 22, 2021, we made available this proxy statement and the attached Notice of 2021 Annual Meeting of Stockholders to all stockholders entitled to vote at the Annual Meeting, and we began sending the proxy card and the Important Notice Regarding the Availability of Proxy Materials (the "Notice of Proxy Materials") to all stockholders entitled to vote at the Annual Meeting. Although not part of this proxy statement, we have also made available with this proxy statement our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Annual Report”), which includes our financial statements for the fiscal year ended December 31, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2021

This proxy statement and our Annual Report are available for viewing, printing and downloading at www.proxyvote.com. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.

Additionally, you can find a copy of our Annual Report on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “Annual Meeting” tab under the "Financials" tab of the “Investors & Media” section of our website at www.acceleronpharma.com. You may also obtain a printed copy of our Annual Report, free of charge, by sending a written request to: Acceleron Pharma Inc., 128 Sidney Street, Cambridge, MA 02139, Attention: Secretary. Exhibits, if any, will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company soliciting my proxy?

The Board of Directors of Acceleron Pharma Inc. is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on June 16, 2021, in a virtual meeting format at www.virtualshareholdermeeting.com/XLRN2021, and any adjournments of the meeting, which we refer to as the Annual Meeting. The proxy statement along with the accompanying Notice of 2021 Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of 2021 Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 because you owned shares of Acceleron Pharma Inc. common stock on the record date.
When were this proxy statement and the accompanying materials sent to stockholders?
On or about April 22, 2021, we began sending the Notice of Proxy Materials to all stockholders entitled to vote at the Annual Meeting.

When is the record date for the Annual Meeting?
The Company's Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 19, 2021. Only stockholders who owned our common stock at the close of business on April 19, 2021 are entitled to vote at the Annual Meeting.
Why a Virtual Meeting?
Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our directors, employees and stockholders, we are relying on the latest technology to host a virtual meeting. Stockholders will be able to attend the meeting online and submit questions by visiting www.virtualshareholdermeeting.com/XLRN2021. Stockholders will also be able to vote their shares electronically during the meeting.
How many votes can be cast by all stockholders?
A total of 60,697,651 shares of common stock of the Company were outstanding on April 19, 2021 and are entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.
How do I vote?
If you are a stockholder of record and your shares are registered directly in your name, you may vote:
•By Internet.  You may vote by proxy via the Internet at www.proxyvote.com by following the instructions provided on the Notice of Proxy Materials or the proxy card.
•By Telephone.  If you live in the United States or Canada, you may vote by proxy by calling toll-free 1-800-690-6903 and by following the instructions provided on the proxy card. You must have the 16-digit control number that is on either the Notice of Proxy Materials or the proxy card when voting.
•By Mail.  Complete and mail your proxy card in the postage prepaid envelope you receive, and return the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy will be voted in accordance with your instructions. If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors and according to the discretion of the proxy holder named in the proxy card upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.
•At the Virtual Meeting. The meeting will be held entirely online. To participate in the meeting, you will need the 16-digit control number included in your Notice of Proxy Materials or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
If your shares of common stock are held in street name (held for your account by a broker or other nominee):
•By Internet or By Telephone.  You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
•By Mail.  You will receive instructions from your broker or other nominee explaining how to vote your shares.
•At the Virtual Meeting. The meeting will be held entirely online. To participate in the meeting, you will need the 16-digit control number included in your Notice of Proxy Materials or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
What are the Board's recommendations on how to vote my shares?
The Board of Directors recommends a vote:
Proposal 1:     FOR election of Habib J. Dable, Terrence C. Kearney and Karen L. Smith, M.D., Ph.D. as Class II directors.
Proposal 2:     FOR approval, on an advisory basis, of the compensation paid to our named executive officers as described in this proxy statement.
Proposal 3:     FOR holding an advisory vote on the compensation of our named executive officers every year.
Proposal 4:    FOR ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2021.

Who pays the cost for soliciting proxies?
Acceleron will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. This cost also includes support for the hosting of the virtual Annual Meeting. Acceleron may solicit proxies by mail, personal interview, telephone or via the Internet through its officers, directors and other management employees, who will receive no additional compensation for their services.
Can I change my vote?
You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending and voting live at the virtual meeting. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.
How is a quorum reached?
The presence, virtually in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item?

Proposal 1: Elect Directors
For the election of the three Class II director nominees, each director nominee presented must be elected by a majority of the votes cast. Director nominees are elected by a majority vote for uncontested director elections, and because the number of director nominees properly nominated does not exceed the number of positions on the Board of Directors to be filled by election, this election of directors is uncontested. To elect a director nominee to the Board of Directors, the votes cast FOR the director nominee must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on this Proposal 1. Proposal 1 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Approve, on an Advisory Basis, the Compensation Paid to Our Named Executive Officers
For the advisory vote on executive compensation, the votes cast FOR must exceed the votes cast AGAINST to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 2.
Proposal 2 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and consider them when making future decisions regarding executive compensation.

Proposal 3: To recommend, by an advisory, non-binding vote, the frequency of future advisory votes to approve the compensation paid to Acceleron's named executive officers
The frequency of holding an advisory vote on the compensation of our named executive officers—every year, every two years or every three years—receiving the majority of votes cast will be the frequency approved by our stockholders. Proposal 3 is a non-routine matter. Therefore, brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes, as well as abstentions, will have no effect on the results of this vote. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on the compensation of our named executive officers.

Proposal 4: Ratify Selection of our Independent Registered Public Accounting Firm
For the ratification of the selection of our independent registered public accounting firm for our 2021 fiscal year, the votes cast FOR must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the results of this vote. Proposal 4 is a routine matter. Therefore, brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, the Audit Committee of the Board of Directors will reconsider its selection.

If there are insufficient votes to approve these proposals, your proxy may be voted by the persons named in the proxy card to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal(s). If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy.

Could other matters be decided at the Annual Meeting?
We do not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.
What happens if the meeting is postponed or adjourned?
Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.
What does it mean if I receive more than one proxy card or voting instruction form?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the meeting log-in page.
Who should I call if I have any additional questions?
If you hold your shares directly, please call the Secretary of the Company at (617) 649-9200. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.
Electronic Delivery of Company Stockholder Communications
        Most stockholders can elect to view future proxy materials and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save us the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of March 31, 2021 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as set forth in the Summary Compensation Table below), and all directors and executive officers as a group.
Shares of common stock subject to options, restricted stock units or other rights to purchase which are now exercisable or are exercisable within 60 days after March 31, 2021 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. As of March 31, 2021, there were 60,638,494 shares of common stock outstanding. Unless otherwise indicated, the address for each beneficial owner is c/o Acceleron Pharma Inc., 128 Sidney Street, Cambridge, MA 02139.

Name and address of beneficial owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater stockholders:
Bristol-Myers Squibb Company(1)	7,008,510	11.6%
T. Rowe Price Associates, Inc.(2)	5,309,766	8.8%
The Vanguard Group(3)	5,028,578	8.3%
FMR LLC and affiliates(4)	4,678,413	7.7%
Blackrock, Inc. and subsidiaries(5)	4,611,814	7.6%
Directors and named executive officers:
Habib J. Dable(6)	589,853	*
Laura J. Hamill(7)	1,556	*
Christopher Hite(8)	2,566	*
Terrence C. Kearney(9)	32,977	*
Kemal Malik, M.B. B.S.(10)	7,481	*
Thomas A. McCourt(11)	27,607	*
Francois Nader, M.D.(12)	76,388	*
Karen L. Smith, M.D., Ph.D.(13)	40,499	*
Joseph S. Zakrzewski(14)	103,562	*
Jay T. Backstrom, M.D.(15)	35,910	*
Sujay R. Kango(16)	57,269	*
Kevin F. McLaughlin(17)	50,174	*
Adam M. Veness, Esq.(18)	42,589	*
All executive officers and directors as a group (13 persons)(19)	1,068,431	1.7%
* Represents beneficial ownership of less than one percent of our outstanding common stock.
(1) This information is based solely on a Schedule 13D/A filed jointly by Bristol-Myers Squibb Company ("BMS") and Celgene Corporation ("Celgene") on July 16, 2020, reporting ownership as of July 16, 2020. According to this Schedule 13D/A, Celgene is a wholly-owned subsidiary of BMS, and Celgene directly beneficially owns, and BMS may be deemed to indirectly beneficially own, 7,008,510 shares of our common stock. BMS and Celgene each exercise shared voting authority and shared dispositive authority over 7,008,510 shares of our common stock. The address of BMS is 430 E. 29th Street, 14th Floor, New York, NY 10016. The address of Celgene is 86 Morris Avenue, Summit, NJ 07901.
(2) This information is based solely on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. ("T. Rowe") on February 16, 2021, reporting ownership as of December 31, 2020. According to this Schedule 13G/A, T. Rowe exercises sole voting power over 959,818 shares of our common stock and sole dispositive power over 5,309,766 shares of our common stock. The address of T. Rowe is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3) This information is based solely on a Schedule 13G/A filed by The Vanguard Group ("Vanguard") on February 10, 2021, reporting ownership as of December 31, 2020. According to this Schedule 13G/A, Vanguard exercises shared voting power over 39,703 shares of our common stock, sole dispositive power over 4,946,487 shares of our common stock and shared dispositive power over 82,091 shares of our common stock. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4) This information is based solely on a Schedule 13G/A filed jointly by FMR LLC ("FMR") and Abigail P. Johnson on February 8, 2021, reporting ownership as of December 31, 2020. According to this Schedule 13G/A, Ms. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. FMR exercises sole voting authority over 412,222 shares of our common stock, and FMR and Ms. Johnson each exercise sole dispositive authority over 4,678,413 shares of our common stock. The address of FMR and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5) This information is based solely on a Schedule 13G/A filed by Blackrock, Inc. ("Blackrock") on January 29, 2021, reporting ownership as of December 31, 2020 for Blackrock and its subsidiaries. According to this Schedule 13G/A, Blackrock exercises sole voting power over 4,452,154 shares of our common stock, and sole dispositive power over 4,611,814 shares of our common stock. The address of Blackrock is 55 East 52nd Street, New York, New York 10055.
(6) Includes 528,747 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Dable.
(7) Consists of 1,556 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Ms. Hamill.
(8) Consists of 2,566 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Hite.
(9) Includes 27,850 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Kearney.
(10) Consists of 7,481 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Dr. Malik
(11) Includes 23,185 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. McCourt.
(12) Includes 71,161 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2020 held by Dr. Nader.
(13) Includes 37,560 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Dr. Smith.
(14) Includes 70,685 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Zakrzewski.
(15) Includes 31,606 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Dr. Backstrom.
(16) Includes 48,878 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Kango.
(17) Consists of 50,174 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. McLaughlin.
(18) Includes 33,856 shares of common stock that can be acquired upon the exercise of options exercisable within 60 days of March 31, 2021 held by Mr. Veness.
(19) See footnotes 6 through 18.

MANAGEMENT AND CORPORATE GOVERNANCE

BOARD COMPOSITION AND STRUCTURE
Our certificate of incorporation states that the Board of Directors shall consist of not fewer than three and not more than fifteen members, and the precise number of directors shall be fixed by a resolution of the Board of Directors. Each director holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal. Our certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, at a meeting of the stockholders called for that purpose. Any vacancy in the Board of Directors, including a vacancy that results from an increase in the number of directors, may be filled by a vote of the majority of the directors then in office.
Our certificate of incorporation provides that the Board of Directors is divided into three classes of directors, with the classes as nearly equal in number as possible. Each of our directors identified below serves in the class indicated. Subject to any earlier resignation or removal in accordance with the terms of our restated certificate of incorporation and bylaws, our Class II directors who are re-elected at the 2021 annual meeting of stockholders will serve until the 2024 annual meeting of stockholders; our Class I directors will serve until the 2023 annual meeting of stockholders; and our Class III directors will serve until the 2022 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be apportioned by the Board among the three classes.
The Board of Directors is currently comprised of nine members. Below is a list of the names, ages as of March 31, 2021 and classification of the individuals who currently serve as our directors.

Name	Age	Position
Laura J. Hamill	56	Director (Class I)
Thomas A. McCourt	63	Director (Class I)
Francois Nader, M.D.	64	Chair of the Board of Directors (Class I)
Habib J. Dable	51	Director (Class II); Chief Executive Officer and President
Terrence C. Kearney	66	Director (Class II)
Karen L. Smith, M.D., Ph.D.	53	Director (Class II)
Christopher Hite	54	Director (Class III)
Kemal Malik, M.B. B.S.	58	Director (Class III)
Joseph S. Zakrzewski	58	Director (Class III)
DIRECTOR BIOGRAPHIES
Information concerning our directors is set forth below. The biographical description of each director includes the specific experience, qualifications, attributes and skills that led to the Board of Directors' conclusion at the time of filing of this proxy statement that each person listed below should serve as a director.
CLASS II DIRECTOR NOMINEES
Habib J. Dable has served as our Chief Executive Officer and President and a member of our Board of Directors since December 2016. He is a seasoned pharmaceutical executive, with experience in maximizing the potential of new therapies and successfully implementing innovative U.S. and global product launches. Prior to joining us, Mr. Dable served in roles of increasing responsibility at Bayer AG beginning in 1994, most recently serving as the President of Pharmaceuticals for Bayer in the U.S. from October 2015 until December 2016. From 2013 to 2015, Mr. Dable served as the Executive Vice President and Global Head of Specialty Medicine for Bayer HealthCare Pharmaceuticals, and from 2010 to 2012, he was the Vice President of Ophthalmology & Global Launch Team Head for EYLEA. Mr. Dable also served as a member of the board of directors of Millendo Therapeutics, Inc. from September 2018 until January 2021. Mr. Dable earned both Bachelor’s and Master’s degrees of Business Administration from the University of New Brunswick in Canada. We believe Mr. Dable’s executive leadership experience and industry knowledge qualify him to serve as a member of our Board of Directors.
Terrence C. Kearney has served as a member of our Board of Directors since July 2014. Mr. Kearney has served as a member of the board of directors of Vertex Pharmaceuticals Incorporated since 2011, and as a member of the board of directors of a private company, Levo Therapeutics, Inc., since September 2018. Mr. Kearney previously served as a member of the board of directors of AveXis, Inc. from January 2016 to May 2018, and of Innoviva, Inc. (formerly Theravance, Inc.) from 2014 to 2016, and as the Chief Operating Officer of Hospira, Inc., a specialty pharmaceutical and medication delivery company, from

2006 to 2011. From 2004 to 2006, he served as Hospira’s Senior Vice President, Finance, and Chief Financial Officer, and he served as Acting Chief Financial Officer through 2006. Mr. Kearney served as Vice President and Treasurer of Abbott Laboratories from 2001 to 2004. From 1996 to 2001, Mr. Kearney was Divisional Vice President and Controller for Abbott’s International Division. He received a BS in biology from the University of Illinois and an MBA from the University of Denver. We believe that Mr. Kearney's extensive experience as a director and officer of many biotechnology companies and his financial expertise qualify him to serve as a member of our Board of Directors.
Karen L. Smith, M.D., Ph.D. has served on our Board of Directors since November 2017. Dr. Smith has over 20 years of biopharmaceutical experience bringing drugs into the clinic and through commercialization. Dr. Smith has served as Chief Medical Officer at Emergent Biosolutions Inc. since April 2020. Dr. Smith consulted internationally from May 2018 to April 2020, and served as President and Chief Executive Officer at Medeor Therapeutics, Inc. from May 2019 to January 2020 and Eliminate Cancer Initiative, Inc. from June 2018 to May 2019. Prior to that, Dr. Smith was Global Head of Research & Development and Chief Medical Officer at Jazz Pharmaceuticals plc from April 2015 to May 2018, where she built the R&D function into a pipeline of neuroscience and oncology products across all stages of discovery and development.  Earlier in her career, she held senior leadership roles at Allergan, AstraZeneca and Bristol-Myers Squibb. Dr. Smith has also served on the boards of directors of Antares Pharma, Inc. since March 2019 and Sangamo Therapeutics, Inc. since June 2018. Previously, Dr. Smith served on the boards of directors of Forward Pharma A/S from May 2016 to May 2017 and Sucampo Pharmaceuticals, Inc. from July 2017 to February 2018. Dr. Smith holds several degrees, including an MD from the University of Warwick (UK), a PhD in Oncology from UCLA (USA)/UWA (Australia), an MBA from the University of New England, and an LLM (Masters in Law) from the University of Salford (UK). We believe Dr. Smith’s extensive experience in global research and development and executive leadership experience at other biopharmaceutical companies qualify her to serve as a member of our Board of Directors.
CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING
Laura J. Hamill has served as a member of our Board of Directors since September 2020. Ms. Hamill has also served as a member of the board of directors of AnaptysBio, Inc. since September 2019 and Y-mAbs Therapeutics, Inc. since June 2020. Ms. Hamill has extensive experience in the biopharmaceutical industry, with her last role as Executive Vice President, Worldwide Commercial Operations, at Gilead Sciences, Inc., where she was responsible for leading the company’s commercial operations from August 2018 to July 2019. Prior to joining Gilead, Ms. Hamill held a number of U.S. and international executive positions at Amgen, Inc. from July 2000 to July 2018, most recently as Senior Vice President, U.S. Commercial Operations. Ms. Hamill holds a B.A. in business administration from the University of Arizona. We believe that Ms. Hamill's commercial leadership experience and executive industry experience working for many well-established global commercial life sciences companies qualify her to serve as a member of our Board of Directors.
Christopher Hite has served as a member of our Board of Directors since June 2020. Mr. Hite has served as Executive Vice President and Vice Chairman of Royalty Pharma plc since March 2020. From 2008 to March 2020, Mr. Hite served as a Vice Chairman and the Global Head of Healthcare at Citi. Prior to joining Citi, Mr. Hite was the Global Head of Healthcare Investment Banking at Lehman Brothers. Mr. Hite serves on the Board of Advisors of Faster Cures, a center of the Milken Institute. Mr. Hite has a BS from Lehigh University and a JD and MBA from the University of Pittsburgh. We believe that Mr. Hite’s extensive investment banking and strategic advisor experience working with biopharmaceutical companies and his financial expertise qualify him to serve as a member of our Board of Directors.
Kemal Malik, M.B. B.S. has served as a member of our Board of Directors since January 2020. Dr. Malik has also served on the board of directors of Syncona Ltd. since June 2020. From February 2014 to December 2019, Dr. Malik served on the Board of Management of Bayer AG and was responsible for Innovation and the Asia/Pacific Regions. Dr. Malik joined Bayer in 1995 as Head of Metabolism and Oncology Europe in the then Pharmaceuticals Business Group. He subsequently served as Head of Global Medical Development before being appointed Head of Global Development and a member of the Executive Committee of Bayer Healthcare AG until his appointment to the Board of Management of Bayer AG. Dr. Malik received his Bachelor of Medicine, Bachelor of Surgery from the University of London. We believe that Dr. Malik's experience as a leader in the pharmaceutical industry and his extensive clinical development experience qualify him to serve as a member of our Board of Directors.
Thomas A. McCourt has served as a member of our Board of Directors since July 2016. Mr. McCourt has served as the president of Ironwood Pharmaceuticals, Inc. since April 2019. Prior to becoming Ironwood's president, Mr. McCourt had served as senior vice president of marketing and sales and chief commercial officer since joining Ironwood in 2009. Prior to joining Ironwood, Mr. McCourt led the U.S. brand team for denosumab at Amgen Inc. from April 2008 to August 2009. Prior to that, Mr. McCourt was with Novartis AG from 2001 to 2008, where he directed the launch and growth of Zelnorm for the treatment of patients with IBS-C and CIC and held a number of senior commercial roles, including vice president of strategic marketing and operations. Mr. McCourt was also part of the founding team at Astra Merck Inc., leading the development of the medical affairs and science liaison group and then serving as brand manager for Prilosec™ and NEXIUM®. Mr. McCourt has a degree in pharmacy from the University of Wisconsin. We believe that Mr. McCourt’s commercial leadership experience and industry experience working for many well established companies qualify him to serve as a member of our Board of Directors.
Francois Nader, M.D. has served as a member of our Board of Directors since December 2014 and has served as the Chair of our Board of Directors since March 2015. Since February 2015, Dr. Nader has served as founder and managing director of Jesra Advisors, LLC, a consulting services company. He served as the President and Chief Executive Officer of NPS Pharmaceuticals, Inc., or NPS, from 2008 through February 2015 when NPS was acquired by Shire plc. Dr. Nader joined NPS in 2006 and served as Executive Vice President and Chief Operating Officer until 2008. Dr. Nader has served on the boards of directors of Alexion Pharmaceuticals, Inc. since November 2017 and Moderna, Inc. since December 2019. He has also served as chairman of the board of directors of a private company, Talaris Therapeutics, Inc. since December 2018. Dr. Nader previously served as chairman of the board of directors of Prevail Therapeutics Inc. from 2018 to 2021 and as a director of ArRett Neuroscience from 2016 to 2019, Clementia Pharmaceuticals, Inc. from 2014 to 2019, Advanced Accelerator Applications SA from 2016 to 2018, Baxalta, Inc. from 2015 to 2016, Trevena, Inc. from 2014 to 2015 and Noven Pharmaceuticals in 2009. Before joining NPS, Dr. Nader was a venture partner at Care Capital, LLC, where he served as Chief Medical Officer of its Clinical Development Capital unit from 2005 to 2006. From 2000 to 2004, he served as Senior Vice President, Integrated Healthcare Markets and Senior Vice President, North America Medical and Regulatory Affairs with Aventis Pharmaceuticals. He also held similar positions at Hoechst Marion Roussel and served as Head of Global Commercial Operations at the Pasteur Vaccines division of Rhone-Poulenc. Dr. Nader is a past Chair of the Board of BioNJ, a trade association representing the biotechnology industry in New Jersey, and a former Board member of the New Jersey Chamber of Commerce. Dr. Nader received a French State Doctorate in Medicine from St. Joseph University (Lebanon) and a Physician Executive M.B.A. from the University of Tennessee. We believe Dr. Nader's extensive executive experience in the life sciences industry and his background in research and development qualify him to serve as a member of our Board of Directors.
Joseph S. Zakrzewski has served as a member of our Board of Directors since 2011. Mr. Zakrzewski has also served as a member of the board of directors of Amarin Corporation since 2010 and Sangamo Therapeutics, Inc. since June 2017. From 2008 through 2017, Mr. Zakrzewski served as a member of the board of directors of Insulet Corporation, and from 2015 through 2019, Mr. Zakrzewski served as chairman of the board of Onxeo S.A. From 2010 through 2013, Mr. Zakrzewski served as Chairman and Chief Executive Officer of Amarin. From 2007 to 2010, Mr. Zakrzewski served as President and Chief Executive Officer of Xcellerex. From 2005 to 2007, Mr. Zakrzewski served as the Chief Operating Officer of Reliant Pharmaceuticals. From 1988 to 2004, Mr. Zakrzewski served in a variety of positions at Eli Lilly and Company, including as Senior Vice President, Corporate Business Development from 2003 through 2004. In addition, Mr. Zakrzewski served as a Venture Partner with OrbiMed in 2010 and 2011. He also currently serves and has previously served on the board of directors of a number of privately held companies. Mr. Zakrzewski received a BS in Chemical Engineering and an MS in Biochemical Engineering from Drexel University as well as an MBA in Finance from Indiana University. We believe that Mr. Zakrzewski's substantial experience as an executive officer of other pharmaceutical companies, as well as Mr. Zakrzewski's service on boards of directors of other pharmaceutical companies and his financial expertise qualify him to serve as a member of our Board of Directors.
Director Independence
Under Nasdaq Rule 5605, a majority of a listed company's board of directors must be comprised of independent directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company's audit committee, compensation committee and nominating and corporate governance committee be independent and, in the case of the audit committee and compensation committee, satisfy additional independence criteria set forth in Rule 10A-3 and 10C-1, respectively, under the Securities Exchange Act of 1934, or the Exchange Act.
Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Board of Directors has determined that each of Messrs. Hite, Kearney, McCourt and Zakrzewski, Ms. Hamill, and Drs. Malik, Nader, and Smith, representing eight of nine directors, is "independent" as that term is defined under Nasdaq Rule 5605(a)(2). The Board of Directors also determined that each of the current members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the independence standards for such committee established by Rule 10A-3 and 10C-1 under the Exchange Act, the SEC rules and the Nasdaq rules, as applicable. In making such determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances deemed relevant in determining their independence.
Board Meetings and Attendance
The Board of Directors held five meetings during the year ended December 31, 2020. Each of the directors attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during the year ended December 31, 2020 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee and excluding any meetings in which a director was an interested party).
The non-employee directors met in executive session during each of the regularly scheduled Board of Directors meetings during the year ended December 31, 2020.
The Board of Directors has adopted a policy requiring that members of the Board of Directors make every effort to attend our annual stockholder meetings. All of our then seven directors attended our 2020 Annual Meeting of Stockholders.
Board of Directors Leadership Structure
Our current Board leadership structure separates the positions of Chief Executive Officer and Chair of the Board of Directors, although we do not have a corporate policy requiring that structure. The Board believes that this separation is appropriate for the organization at this time because it allows for a division of responsibilities and a sharing of ideas between individuals having different perspectives. Our Chief Executive Officer, who is also a member of our Board of Directors, is primarily responsible for our operations and strategic direction, while our Board Chair, who is an independent member of the Board, is primarily focused on matters pertaining to corporate governance, including management oversight, and strategic guidance. While the Board believes that this is the most appropriate structure at this time, the Nominating and Corporate Governance Committee evaluates the Board leadership structure from time to time, and may recommend alterations of this structure in the future.
The Board of Directors' Role in Risk Oversight
The Board of Directors plays an important role in risk oversight at Acceleron through direct decision-making authority with respect to significant matters, as well as through the oversight of management by the Board of Directors and its committees. In particular, the Board of Directors administers its risk oversight function through (1) the review and discussion of regular periodic reports by the Board of Directors and its committees on topics relating to the risks that Acceleron faces, (2) the required approval by the Board of Directors (or a committee of the Board of Directors) of significant transactions and other decisions, (3) the direct oversight of specific areas of Acceleron's business by the Audit, Compensation and Nominating and Corporate Governance Committees, and (4) regular periodic reports from the auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting Acceleron to the attention of the Board of Directors.
Pursuant to the Audit Committee's charter, the Audit Committee is responsible for reviewing and discussing with management and Acceleron's independent registered public accounting firm, Acceleron's system of internal controls, its critical accounting practices, and policies relating to risk assessment and management. As part of this process, the Audit Committee discusses Acceleron's major financial risk exposures and steps that management has taken to monitor and control such exposure. In addition, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting, internal accounting controls, auditing and compliance matters.
Because of the role of the Board of Directors and the Audit Committee in risk oversight, the Board of Directors believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to Acceleron's operations. The Board of Directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to the Company's operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks.
BOARD COMMITTEES
The Board of Directors has a standing Audit, Compensation, Nominating and Corporate Governance, and Science and Innovation Committee, each of which is comprised solely of independent directors, and is described more fully below. Each committee operates pursuant to a written charter and each reviews and assesses the adequacy of its charter periodically and submits its charter to the Board for approval. The charters for each committee are all available on our website (www.acceleronpharma.com) under the "Investors & Media—Governance" section.
The following table describes which directors currently serve on each of the Board of Directors' committees.

Name	Nominating and Corporate Governance Committee		Compensation Committee		Audit Committee		Science and Innovation Committee
Habib J. Dable(1)
Laura J. Hamill			X
Christopher Hite	X				X	(2)
Terrence C. Kearney(1)			X	(2)	X
Kemal Malik, M.B. B.S.	X						X	(2)
Thomas A. McCourt	X	(2)
Francois Nader, M.D.							X
Karen L. Smith, M.D., Ph.D.(1)			X				X
Joseph S. Zakrzewski					X
(1) Nominated for re-election at the 2021 annual meeting of stockholders. See Proposal 1. (2) Chair of the committee.
Audit Committee
Our Audit Committee is composed of Christopher Hite, Terrence C. Kearney and Joseph S. Zakrzewski, with Mr. Hite serving as Chair of the committee. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. The Board of Directors has determined that Messrs. Hite, Kearney and Zakrzewski are "audit committee financial experts" within the meaning of the Securities and Exchange Commission, or SEC, regulations and applicable listing standards of Nasdaq. The Audit Committee's responsibilities include:
•appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•reviewing the adequacy of our internal control over financial reporting;
•establishing policies and procedures for the receipt and retention of accounting- and compliance-related complaints and concerns;
•reviewing complaints received through our disclosure program regarding matters that fall within the purview of the Audit Committee;
•recommending, based upon the Audit Committee's review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;
•reviewing and overseeing our compliance program and compliance activities;
•preparing the audit committee report required by the rules of the SEC to be included in our annual proxy statement;
•reviewing and overseeing our Code of Business Conduct and Ethics;
•viewing all related party transactions for potential conflict of interest situations and approving all such transactions; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
During the year ended December 31, 2020, the Audit Committee met nine times. The report of the Audit Committee is included in this proxy statement under "Audit Committee Report."
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Christopher Hite, Kemal Malik, M.B. B.S. and Thomas McCourt, with Mr. McCourt serving as Chair of the committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is "independent" as defined under the applicable listing standards of Nasdaq. The Nominating and Corporate Governance Committee's responsibilities include:

•developing and recommending to the Board of Directors criteria for Board and committee membership;
•establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;
•identifying individuals qualified to become members of the Board of Directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board's committees;
•developing and recommending to the Board of Directors a set of corporate governance principles;
•articulating to each director what is expected, including reference to the corporate governance principles and directors' duties and responsibilities;
•reviewing and recommending to the Board of Directors practices and policies with respect to directors;
•reviewing and recommending to the Board of Directors the functions, duties and compositions of the committees of the Board of Directors;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board of Directors for approval;
•considering and reporting to the Board of Directors any questions of possible conflicts of interest of Board of Directors members;
•providing for new director orientation and continuing education for existing directors on a periodic basis;
•performing an evaluation of the performance of the committee; and
•overseeing the evaluation of the Board of Directors and management.
During the year ended December 31, 2020, the Nominating and Corporate Governance Committee met five times.
Science and Innovation Committee
In September 2020, our Board of Directors appointed and established a Science and Innovation Committee as a standing committee of the Board of Directors. Our Science and Innovation Committee is composed of Kemal Malik, M.B. B.S., Francois Nader, M.D. and Karen L. Smith, M.D., Ph.D., with Dr. Malik serving as Chair of the committee. The Science and Innovation Committee's responsibilities include:
•serving as a resource and provide feedback to the Company and the Board concerning any aspects of the Company’s research and development strategy and execution;
•reviewing, evaluating, and advising the Board and management regarding the long-term research and development strategic goals and objectives, and the direction of the Company's research and development programs, including bioethics and clinical trial design;
•reviewing matters relating to scientific capabilities and programs, and report to the Board regarding such review in order to help facilitate the Board’s oversight of the Company’s research and development activities, and help promote effective decision-making on science at the Company;
•reviewing and considering management’s decisions regarding the allocation, deployment, utilization of, and investment in the Company’s scientific assets;
•regularly reviewing the Company’s research and development pipeline;
•evaluating scientific and medical aspects of proposed transactions requiring Board action; and
•reviewing and assessing the Company’s intellectual property portfolio and strategy.
During the year ended December 31, 2020, the Science and Innovation Committee met two times following its establishment in September 2020.
Compensation Committee
Our Compensation Committee is composed of Laura J. Hamill, Terrence C. Kearney and Karen L. Smith, M.D., Ph.D., with Mr. Kearney serving as Chair of the committee. The Board of Directors has determined that each member of the Compensation Committee is "independent" as defined under the applicable listing standards of Nasdaq and meets the independence criteria set forth in Rule 10C-1 under the Exchange Act. The Compensation Committee's responsibilities include:
•annually reviewing and recommending to the Board of Directors corporate goals and objectives relevant to the compensation of our chief executive officer and our other executive officers;
•evaluating the performance of our chief executive officer in light of such corporate goals and objectives and reviewing and recommending the compensation of our chief executive officer to the Board of Directors for approval;
•reviewing and approving the compensation of our other executive officers;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•conducting the independence assessment outlined in Nasdaq rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•annually reviewing and reassessing the adequacy of its committee charter in compliance with the listing requirements of Nasdaq;
•establishing and reviewing our overall management compensation philosophy and policy;
•overseeing and administering our equity compensation and other incentive compensation plans;
•reviewing and approving our equity and incentive compensation policies and procedures for the grant of equity-based awards and approving the grant of such equity-based and other incentive awards;
•reviewing and making recommendations to the Board of Directors with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement.
During the year ended December 31, 2020, the Compensation Committee met six times. The report of the Compensation Committee is included in this proxy statement under "Compensation Committee Report."
Compensation Consultant
The Compensation Committee has engaged Pearl Meyer & Partners, LLC, or Pearl Meyer, as its independent compensation consultant since June 2020. Until June 2020, the Compensation Committee engaged Radford, Aon Hewitt, a business unit of Aon plc, as its independent compensation consultant. The independent compensation consultant provides analysis and recommendations to the Compensation Committee regarding:

•trends and emerging topics with respect to executive compensation;
•peer group selection for executive compensation benchmarking;
•compensation practices of our peer group;
•compensation programs for our executive officers, directors and employees; and
•stock utilization and related metrics.
When requested, the independent compensation consultant attends meetings of the Compensation Committee, including executive sessions in which executive compensation related matters are discussed without the presence of management. The independent compensation consultant reports to the Compensation Committee and not to management, although the independent compensation consultant meets with management for purposes of gathering information for its analyses and recommendations.
In determining to engage Pearl Meyer, the Compensation Committee considered the independence of Pearl Meyer, taking into consideration relevant factors, including the absence of other services provided to the Company by Pearl Meyer, the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer's total revenue, the policies and procedures of Pearl Meyer that are designed to prevent conflicts of interest, any business or personal relationship of the individual compensation advisors employed by Pearl Meyer have with any executive officer of the Company, any business or personal relationship the individual compensation advisors employed by Pearl Meyer have with any member of the Compensation Committee, and any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee has determined, based on its analysis and in light of all relevant factors, including the factors listed above, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Compensation Committee has not created any conflicts of interest, and that Pearl Meyer is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act. Based on these same factors, the Compensation Committee determined that Radford and the independent compensation advisors employed by Radford were independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act for the period for which it was engaged.
Risks Related to Compensation Practices and Policies
The Compensation Committee maintains a pay-for-performance compensation philosophy, but also recognizes that providing certain types of compensation incentives may inadvertently motivate individuals to act in ways that could be detrimental to our company as a whole in order to maximize personal compensation. To minimize such risk, the Compensation Committee reviews at least annually the overall structure and components of our compensation program. The Compensation Committee also performs an annual evaluation that is intended to ensure that salary levels, equity awards and other elements of compensation are appropriate in light of market data and that the performance goals used in our incentive compensation program are appropriately balanced between short-term rewards and longer-term enhancement of stockholder value. The Compensation Committee has reviewed and evaluated the philosophy and standards on which our compensation plans have been developed and implemented across Acceleron. It is our belief that our compensation program does not encourage inappropriate actions or risk taking by our executive officers or other employees. We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our business. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks. We believe that our current business process and planning cycle fosters the behaviors and controls that would mitigate the potential for adverse risk caused by the action of our executives, including the following:
•the establishment of base salaries consistent with our executive officers’ responsibilities and market data, intended to ensure that our executive officers would not be motivated to take excessive risks to achieve a reasonable level of financial security;
•the annual establishment of corporate objectives for our performance-based short-term incentive compensation program for our executive officers that are consistent with our annual operating and strategic plans, that are designed to achieve the proper risk/reward balance, and that should not require excessive risk taking to achieve;
•the mix between fixed and variable, annual and long-term, and cash and equity compensation is designed to encourage strategies and actions that balance our short-term and long-term best interests;
•stock option awards and restricted stock unit awards vest over time, which we believe encourages executives to take a longer-term view of our business; and
•the authority available to our Compensation Committee not to apply fixed formulae in assessing our company performance for purposes of annual performance-based short-term incentives, which allows the Compensation Committee to, among other things, (a) eliminate the potential incentive for management to conduct activities that form part of our annual company performance goals, but which may not, due to new data or other developments, ultimately prove to be in the best interest of our stockholders, and (b) reward management for making decisions that are in the long-term best interest of our therapeutic candidate development programs, even when those decisions result in the failure to meet short-term company performance goals.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website.
EXECUTIVE OFFICERS
Below is a list of the names, ages as of April 22, 2021 and positions, and a brief account of the business experience of the individuals who serve as our executive officers.

Name	Age	Position
Habib J. Dable	51	Chief Executive Officer and President; Director (Class II)
Kevin F. McLaughlin	64	Senior Vice President, Chief Financial Officer and Treasurer
Jay T. Backstrom, M.D., MPH	66	Executive Vice President, Research and Development
Sujay R. Kango	57	Executive Vice President and Chief Commercial Officer
Adam M. Veness, Esq.	35	Senior Vice President, General Counsel and Secretary
EXECUTIVE OFFICER BIOGRAPHIES
Habib J. Dable’s biography is included under “Director Biographies” above.
Kevin F. McLaughlin joined Acceleron in November 2010 and is our Senior Vice President, Chief Financial Officer and Treasurer. Mr. McLaughlin has served on the board of directors of Vericel Corporation since January 2015 and on the board of directors of Stealth Biotherapeutics Inc. since August 2017. He also previously served, from 2009 through 2010, as Senior Vice President and Chief Financial Officer of Qteros, Inc. He was a co-founder of Aptius Education, Inc. and from 2007 through 2009 he worked as the Chief Operating Officer and a director. From 1996 through 2007, Mr. McLaughlin held several executive positions with PRAECIS Pharmaceuticals, Inc. He joined PRAECIS as their first Chief Financial Officer where he had responsibility for private financings, partnership financings, the company's initial public offering and subsequent stock offering. Later, Mr. McLaughlin became COO, and then President and CEO, and he served as a member of the board of directors. In this capacity he was responsible for negotiating the sale of the company to GlaxoSmithKline. He began his career in senior financial roles at Prime Computer and Computervision Corporation. Mr. McLaughlin received a B.S. in business from Northeastern University and an MBA from Babson College.
Jay T. Backstrom, M.D., MPH joined Acceleron in December 2019 and is currently our Executive Vice President, Research and Development. Dr. Backstrom previously served as Chief Medical Officer of Celgene Corporation from April 2016 until November 2019. Prior to that he served as Senior Vice President, Clinical R&D and Regulatory Affairs at Celgene where he was responsible for the late stage clinical and regulatory programs across the Hematology & Oncology portfolio. Dr. Backstrom joined Celgene in March 2008 as Vice President, Clinical R&D after serving as Vice President, Global Medical

Affairs and Safety for Pharmion from 2002 to 2008. Prior to joining Pharmion, Dr. Backstrom was with Marion Merrell Dow and its successor companies including Hoechst Marion Roussel. Dr. Backstrom received his M.D. from Temple University School of Medicine. He did his post graduate training in Internal Medicine at Temple University Hospital and earned an M.S. in Public Health from Saint Louis University School of Public Health.
Sujay R. Kango joined Acceleron in February 2018 and is currently our Executive Vice President and Chief Commercial Officer. Mr. Kango previously served as Vice President, Oncology Global Commercial at AbbVie Inc. from January 2017 through February 2018, and as Executive Vice President and Chief Commercial Officer at Infinity Pharmaceuticals, Inc. from April 2015 through January 2017. Prior to that, Mr. Kango served from April 2011 to March 2015 as Vice President, Global Marketing, Sales Operations, and Business Analytics at Onyx Pharmaceuticals, an Amgen subsidiary and a pharmaceutical company, where he led the global Onyx proteasome inhibitor franchise, including Kyprolis® and oprozomib and co-chaired the Onyx-Bayer executive committee responsible for oversight of the companies’ global kinase inhibitor franchise. Prior to Onyx, from January 2006 to March 2011, he held several leadership positions at Merck & Co., a pharmaceutical company, including vice president, hepatitis franchise and vice president, oncology integrated business unit. Prior to Merck, from November 1990 to May 2005, Mr. Kango held various commercial and marketing roles of increasing responsibility at Johnson & Johnson and Schering-Plough, each of which is a pharmaceutical company. Mr. Kango earned a B.S. in Microbiology and an M.B.A. from McNeese State University.
Adam M. Veness, Esq. joined Acceleron in 2014 and is currently our Senior Vice President, General Counsel, and Secretary. Since joining Acceleron, Mr. Veness has held various positions of increasing responsibility within the legal department leading to his current position. Mr. Veness established our securities compliance and capital markets internal capabilities as well as the commercial compliance function. He also served as our Compliance Officer from 2017 until he became General Counsel in 2019. Prior to joining Acceleron, Mr. Veness was a corporate and securities attorney from 2012 to 2014 at the Boston offices of the law firm Mintz Levin, and from 2010 to 2011 he was an attorney for a boutique litigation firm. Mr. Veness received a B.A. in political science and philosophy from Tulane University and a J.D. from Boston University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes the actions taken by the Compensation Committee with respect to compensation awarded or paid to our named executive officers for fiscal year 2020 and the policies and principles underlying those actions. Our named executive officers, or NEOs, for fiscal year 2020 were:

Name	Position
Habib J. Dable	Chief Executive Officer and President
Kevin F. McLaughlin	Senior Vice President, Chief Financial Officer and Treasurer
Jay T. Backstrom, M.D.	Executive Vice President, Research and Development
Sujay R. Kango	Executive Vice President and Chief Commercial Officer
Adam M. Veness, Esq.	Senior Vice President, General Counsel and Secretary
I.Executive Summary
We made tremendous progress in 2020 across our portfolio, including continuing the successful launch of our first commercial product, REBLOZYL (luspatercept-aamt), and the announcement of positive top line results from the PULSAR Phase 2 trial that established proof-of-concept for sotatercept in patients with pulmonary arterial hypertension. During 2020, we continued to focus our corporate strategy on two key therapeutic areas: pulmonary and hematology. We have designed our executive compensation program to motivate, attract and retain a highly skilled team of key executives and to appropriately reward them for their contributions to our business, while also aligning their interests with those of our stockholders.

Key Takeaways Highlighted below are several items that provide important context regarding our executive compensation program:

● Pay for Performance
A basic principal of our executive compensation philosophy is to align pay and performance.
○ Performance-Based Long-Term Incentives: Beginning in 2020, we have revised our annual long-term incentive compensation program such that 25% of the overall value (based on grant date value, assuming target performance) of the equity awards granted to our NEOs are in the form of performance-based restricted stock units (PSUs) that are eligible to be earned based on the achievement of pre-established performance objectives, the achievement of which the Compensation Committee believes will provide significant value to the Company and its stockholders. This provides an even greater alignment of pay and performance and a further incentive for our executives to focus on long-term performance.
○ Realizable Pay of NEOs: Because a significant portion of our NEOs’ pay is equity-based, the amount of compensation they will actually realize is based on our stock price performance. Measuring realizable pay as of a particular date helps to demonstrate the effectiveness of our executive compensation program in achieving our objective of aligning pay with performance. The success of Acceleron as measured over the last three years is reflected in our stock price appreciation of approximately 200% from the beginning of 2018 to the end of 2020. As our Realizable Pay chart below demonstrates, our actual realizable pay levels are also higher than the value attributed in our summary compensation table by approximately 162%, which reflects our achievements over that period and directly aligns NEO pay with performance.
● Executive Interests Aligned with Stockholder Interests
○ Short-term incentives are focused on the achievement of major milestone goals for each of our therapeutic areas of focus, commercial success, business development, research and corporate advancement.
○ Long-term incentives are based on stock price performance and the achievement of key milestones, generally with three- to four-year vesting schedules.
○ Additionally, NEOs are required to hold meaningful amounts of our stock pursuant to our Executive Equity Ownership Guidelines. In 2020, we increased the holding requirement for our CEO from three times his annual base salary to four times his annual base salary.

How Our Compensation Program Works
Our executive compensation philosophy is focused on aligning pay and performance. The framework we employ for measuring and rewarding performance consists of a combination of strategic, operational and corporate performance goals and our achievement of those goals, taking into consideration each individual executive's contributions to such achievement, as well as the appreciation of our stock price over time. As a result, a significant portion of each executive's compensation is variable and tied to the achievement of annual corporate performance goals, long-term corporate performance goals and long-term increases in our stock price, which collectively provide a balanced view of performance.
Elements of Compensation
Our executive compensation program is designed to reward executives for the achievement of our short- and long-term strategic, operational and corporate performance goals, to attract and retain world‑class talent, and to align our executives' interests with the interests of our stockholders. The Compensation Committee has selected the following primary compensation elements to achieve these objectives:
In addition to these pay elements, our NEOs are eligible to receive broad-based benefits that are available to our employees generally, and severance benefits in connection with a termination of employment in certain circumstances.

Realizable Pay
Paying for performance continues to be the core of our executive compensation program. A good way to demonstrate how we have utilized the pay elements described above to align pay and performance is through the following chart, which shows the difference between the aggregate reported pay of our NEOs (both current and former), as disclosed in our Summary Compensation Table for the 2018, 2019, and 2020 fiscal years, and the realizable pay (as defined below) for these three years as of the end of the 2020 fiscal year. Over the three-year period ended December 31, 2020, our share price increased by approximately 200% (from $42.66 per share on January 2, 2018 to $127.94 per share on December 31, 2020). Due to the design of our compensation programs and emphasis on long-term equity based compensation, realizable pay for our NEOs in aggregate over the time period correspondingly increased 162% from the amounts reported in our Summary Compensation Table for that same period. We believe this illustrates that pay and performance are aligned.
“SCT” is the aggregate pay levels as disclosed annually in our Summary Compensation Table over the past three years. This includes actual base salary, actual annual bonuses received, and long-term incentive plan awards (restricted stock units, performance-based restricted stock units and stock option grants) based on the grant date fair value.
“Realizable as of FYE” is defined as the cash compensation earned for the 2018, 2019 and 2020 fiscal years, calculated as of December 31, 2020 using the year-end share price of $127.94 per share, and includes: actual salary received, actual annual bonuses received, and the Black-Scholes value of stock options granted and the current value of restricted stock units and performance-based restricted stock units (at target), whether vested or unvested.

Governance of Our Compensation Program
We have several governance practices that are part of our executive compensation program and that we believe are consistent with good corporate governance.

Best Practices We Employ
Long-Term Focus. A majority of our executive officers' compensation is tied to long-term performance through the use of long-term incentives.
No Excessive Perquisites. Other than participation in benefit plans offered to all of our employees, we generally do not provide other benefits or perquisites to our executive officers.
No Hedging, Pledging, Short-Sales or Publicly-Traded Options. We do not allow any of our employees, including our executive officers, or our directors to enter into any hedging-type transactions with respect to our stock, to pledge our stock, to engage in short-sales of our stock, or transactions with publicly-traded options with respect to our stock.

Equity Ownership Guidelines. We have equity ownership guidelines that apply to (i) our executive officers, requiring them to hold equity interests with a value that equals or exceeds a pre-determined multiple of their annual base salary, and (ii) our non-employee directors, requiring them to hold equity interests with a value that equals or exceeds a pre-determined multiple of their annual base retainer.

Performance-Based Equity Compensation. Beginning in 2020, we restructured our annual long-term incentives for our executive officers such that the value of the equity awards at grant now includes approximately 25% in PSUs (determined based on grant date fair value, assuming target performance) to provide a greater emphasis on performance-based long-term compensation.

No Section 280G Gross-Ups. None of our executive officers is entitled to a Section 280G gross-up.
Double-Trigger Vesting Acceleration; No Single Trigger Cash Payments. All unvested time-based equity held by our executive officers is subject to double-trigger vesting acceleration upon a change of control. We do not provide any single trigger cash payments.

Director Independence. The Compensation Committee is made up entirely of independent directors.
Independent Compensation Consultant. The Compensation Committee retains an independent compensation consultant to advise on our executive compensation program and practices.
Risk Assessment. The Compensation Committee conducts an annual risk assessment of our executive compensation program to affirm that the designs of our compensation programs do not encourage excessive risk taking.

2020 Annual Meeting Say-On-Pay Vote
At our 2020 annual stockholder meeting, our stockholders approved, on an advisory basis, the compensation of our named executive officers for fiscal year 2019 with approximately 98.5% of the votes cast voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee considered the results of the vote in its review of our executive compensation program. Based on the level of stockholder support and the Compensation Committee's assessment of the efficacy and appropriateness of our executive compensation program, the Compensation Committee did not believe that substantial changes to our executive compensation program in 2020 were necessary, and, aside from implementing PSUs as part of our long-term incentive program as discussed below, did not otherwise materially change our executive compensation program. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay vote when making future compensation decisions for the Company’s named executive officers.
II.    Executive Compensation Philosophy and Objectives
Our executive compensation program and pay decisions are based on the philosophy that pay should be competitive with the market and should reward our executives for company performance. To maintain pay at competitive levels, the Compensation Committee's general philosophy is to target base salaries and total direct compensation (base salaries, target annual incentives and grant date value of long-term incentives) at levels that approximate the 50th percentile of the market, determined based on data from both our peer companies and the broader market.
The primary objectives of our executive compensation program are to:
•attract, motivate and retain a highly-skilled team of key executives;

•align the interests of our executives with the interests of our stockholders by tying compensation actually earned to the achievement of our strategic, operational and corporate performance goals and stock price performance, which serves to enhance short- and long-term value creation for our stockholders;
•promote the achievement of key strategic, operational and corporate performance goals by linking compensation to the achievement of measurable performance goals - i.e., pay for performance; and
•provide for levels of compensation that are competitive with the market.
To achieve these objectives, the Compensation Committee evaluates our executive compensation program annually and takes into consideration pay at our peer companies and within the broader market, as well as the job scope, responsibilities and individual performance and experience of each executive officer. We award equity compensation primarily in the form of stock options and restricted stock units, or RSUs, that vest over time, and PSUs that promote the achievement of key milestones that may only be capable of being achieved in full over a time period of longer than one year, and put at risk a portion of the long-term incentive compensation of our executive officers if these milestones are not achieved. We believe that his equity compensation program aligns the interests of our executives with the interests of our stockholders by allowing them to participate in our longer-term success as reflected in the appreciation of our stock price and achievement of performance milestones, and also serves as a valuable retention tool.
III.    Market Benchmarks and Competitive Analysis
Each year, the Compensation Committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual compensation of each of our executive officers. These factors include our performance against our internal strategic, operational and corporate performance goals, the mix of short-term cash and long-term equity compensation we provide, and a thorough review of compensation paid at peer companies and within the broader market compared to the compensation we pay to our executive officers.
Role of our Chief Executive Officer
Our Chief Executive Officer regularly discusses compensation-related matters with the Chair of the Compensation Committee and meets with the Compensation Committee as a whole to discuss these matters, including in depth discussions regarding establishing our annual corporate goals and PSU award milestones, and in determining our annual achievement of our corporate goals. Our Chief Executive Officer engages with the Compensation Committee on a regular basis to design and further refine our compensation program and evaluate market trends and market data. Our Chief Executive Officer also provides the Compensation Committee and Board of Directors with his evaluation of the performance of our executive officers other than himself.
Role of Compensation Consultant
For 2020 executive compensation decisions, the Compensation Committee engaged Radford as its independent compensation consultant. Radford assisted the Compensation Committee in the development of a list of our peer companies and collected and analyzed compensation data of such peer companies and compared it to the levels and components of our executive compensation program. Using the peer group data provided by Radford and Radford’s broader Global Life Sciences compensation survey data, the Compensation Committee determined the compensation of our executive officers with a philosophy of setting base salaries and total direct compensation each at approximately the 50th percentile of the market. The Compensation Committee evaluated and considered compensation data from our peer companies as well as the broader market survey data described above for each element of compensation to ensure the competitiveness of the compensation packages we provided to our executive officers. As described above, the Compensation Committee engaged Pearl Meyer as its independent compensation consultant beginning in June, 2020. Pearl Meyer assisted the compensation Committee in making executive compensation decisions for 2021.
Peer Group
In mid-2019, the Compensation Committee, taking into consideration information provided by Radford, determined our peer companies to be used for the fiscal year 2020 executive compensation decisions. In determining our peer companies, the Compensation Committee selected publicly-traded companies that generally had the following similarities to our Company at the time of the analysis:
•Industry: biotechnology or pharmaceuticals
•Market capitalization: generally $800M to $7B (one third to three times our market capitalization)
•Number of employees: generally 80 to 800 (one third to three times our number of employees)

•Stage of development/commercialization: late Phase 3 or early commercial
Within these parameters, the Compensation Committee determined that our peer group for 2020 compensation comparisons and decisions was as follows:

Aerie Pharmaceuticals, Inc.	FibroGen, Inc.
Agios Pharmaceuticals, Inc.	Global Blood Therapeutics, Inc.
Aimmune Therapeutics, Inc.	Halozyme Therapeutics, Inc.
Akcea Therapeutics, Inc.	Heron Therapeutics, Inc.
Amicus Therapeutics, Inc.	Immunomedics, Inc.
Arena Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.
bluebird bio	Reata Pharmaceuticals, Inc.
Deciphera Pharmaceuticals, Inc.	Sangamo Therapeutics, Inc.
Enanta Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.
Epizyme, Inc.

In mid-2020, the Compensation Committee, taking into consideration information provided by Pearl Meyer, approved subsequent changes to our peer group for future compensation determinations. The updated criteria used to review companies for continued appropriateness and select new peers primarily reflected our growth and substantial increase in valuation given progress with sotatercept and the launch of REBLOZYL (luspatercept-aamt), and consisted of:
•Industry: biotechnology or pharmaceuticals
•Market capitalization: generally $2B to $18B
•Revenue: under $1B
•Number of employees: generally 150 to 1,000
•Stage of development/commercialization
Based on these criteria, the Compensation Committee determined that the go-forward peer group would consist of:

ACADIA Pharmaceuticals, Inc.	FibroGen, Inc.
Agios Pharmaceuticals, Inc.	Global Blood Therapeutics, Inc.
Allogene Therapeutics, Inc.	Immunomedics, Inc.
Amicus Therapeutics, Inc.	Ionis Pharmaceuticals, Inc.
Arena Pharmaceuticals, Inc.	MyoKardia, Inc.
bluebird bio	Neurocrine Biosciences, Inc.
Blueprint Medicines Corporation	Reata Pharmaceuticals, Inc.
CRISPR Therapeutics AG	Sarepta Therapeutics, Inc.
Deciphera Pharmaceuticals, Inc.	Ultragenyx Pharmaceutical Inc.
Exelixis, Inc.

IV.    Elements of Executive Compensation
The compensation of our executive officers for fiscal year 2020 consisted primarily of the following elements:

Element	Performance Period	Objective	Features

Fixed Pay
Base Salary	Annual	Attracts and retains highly skilled executives	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and market data
Annual Short-Term Incentives
Annual Cash Bonus	Annual	Promotes and rewards the achievement of key short-term strategic, operational and corporate performance goals of the Company as well as individual performance; motivates executives	Variable component of pay based on achievement of annual corporate goals and individual performance
Long-Term Equity Incentives
Stock Options, RSUs, and PSUs	Long-Term	Encourages executives to focus on long-term Company performance; promotes retention of executives; rewards outstanding Company and individual performance due to the appreciation of our stock price and achievement of key milestones that may only be capable of being achieved in full over a time period of longer than one year

Aligns executives' interests with those of our stockholders and rewards stockholder value creation over the long-term	Time-based stock option awards generally vest in equal installments quarterly over a four-year period

Time-based restricted stock unit awards generally vest in equal installments annually over a three-year period

PSUs generally vest at the end of a three-year performance period based on the achievement of pre-established milestones over such period

Base Salaries
The Compensation Committee annually evaluates and determines base salaries for our named executive officers, taking into consideration a number of factors, including:
•The scope of each executive’s responsibilities;
•Each executive's experience and individual contributions to the Company;
•Base salaries paid for comparable positions at our peer companies and within the broader market, determined based on survey data provided by our independent compensation consultant;
•Company performance as a whole; and
•General industry conditions.
In addition, the Compensation Committee considers our Chief Executive Officer's assessment of individual base salary levels for our named executive officers, other than himself. In determining the annual base salaries of each of our named executive officers, the Compensation Committee considers all of the foregoing factors, but does not assign any specific weighting to any one factor.
In January 2020, the Compensation Committee evaluated the base salaries of our executive officers, including our named executive officers, for fiscal year 2020, and considered each of the factors described above. Base salary increases for our named executive officers were determined, in large part, based on base salaries paid to executives holding comparable positions at our peer companies and within the broader market and our philosophy of targeting base salary and total direct compensation each at approximately the 50th percentile of the market, which reflects both our peer companies and broader market compensation data.

The annual base salary increases for our named executive officers approved by the Compensation Committee, effective January 1, 2020, were:

Name	2019 Year End Annual Base Salary ($)	2020 Annual Base Salary ($)	% Increase
Habib J. Dable	622,500	657,400	5.6%
Kevin F. McLaughlin	418,259	438,800	4.9%
Jay T. Backstrom (1)	—	525,000	—
Sujay R. Kango	412,351	432,600	4.9%
Adam M. Veness (1)	—	396,000	—
(1) Dr. Backstrom and Mr. Veness became named executive officers in 2020 and their prior annual base salaries are not included in the table. Mr. Veness’s annual base salary was increased to $427,000 in connection with his promotion to Senior Vice President, General Counsel and Secretary in February 2020.

The base salary increases for Messrs. Dable, Kango and McLaughlin for 2020 were due to their exceptional performance in 2019, and were also intended to align their base salaries with approximately the 50th percentile of the market, which had increased materially for individuals holding their positions due to market adjustments and the Company's new peer group. Mr. Veness was promoted as of February 1, 2020 from Vice President, General Counsel and Secretary to Senior Vice President, General Counsel and Secretary, and his annual base salary was further increased to $427,000 at such time to align with approximately the 50th percentile of the market. Dr. Backstrom’s annual base salary was determined in connection with his hire in December 2019 and was not increased in 2020.
Annual Short-Term Incentives
Our annual cash bonus program for our executive officers is administered by the Compensation Committee under the Acceleron Pharma Inc. Short-Term Incentive Compensation Plan, or the Incentive Plan. The Incentive Plan promotes and rewards the achievement of key strategic, operational and corporate performance goals.
In January 2020, the Compensation Committee evaluated the 2020 target and maximum annual bonuses for our executive officers, including our named executive officers, considering the same factors as described above for base salary increases. For fiscal year 2020, the target and maximum annual bonuses as a percentage of annual base salary for our named executive officers were as follows:

Name	Target	Maximum (150% of Target)
Habib J. Dable	60%	90%
Kevin F. McLaughlin	40%	60%
Jay T. Backstrom	40%	60%
Sujay R. Kango	40%	60%
Adam M. Veness	40%	60%
Based upon the recommendation of the Compensation Committee, the Board of Directors establishes specific corporate performance goals under the Incentive Plan annually that are based on our strategic plan for the year. After the end of the year, the Compensation Committee compares Company performance for the prior year against these corporate goals and makes a recommendation to the Board of Directors on the percentage of the corporate goals that were achieved for such year. The independent members of the Board of Directors then make a final determination of the level of achievement of such goals.
The annual cash bonuses actually paid to each of our named executive officers, other than our Chief Executive Officer, is determined by the Compensation Committee, based primarily on the achievement of our pre-established corporate goals as determined as described above, but subject to adjustment for individual performance as recommended by our Chief Executive Officer (other than with respect to himself). The Compensation Committee also annually sets the maximum annual bonus payout, which for fiscal year 2020 was up to 150% of each named executive officer's target annual bonus. Payment of the annual cash bonus to all of our executive officers, including our Chief Executive Officer, is conditioned on the executive remaining employed by us or providing services to us at the time the bonus is actually paid.
The annual bonus opportunities for Messrs. Dable, McLaughlin and Kango remained unchanged from fiscal year 2019. Mr. Backstrom’s bonus opportunities were established in connection with his hire in December 2019 and were not changed for 2020. Mr. Veness’s annual bonus opportunities for 2020 were increased from 35% to 40% in connection with his promotion to Senior Vice President, General Counsel and Secretary on February 1, 2020.

2020 Corporate Goals and Performance
Our corporate goals are comprised of key strategic, operational and corporate performance goals relating to clinical development, research, commercial, business development and corporate advancement objectives. As outlined in the table below, each of our corporate goals has a designated weighting and the Compensation Committee assesses the achievement of each corporate goal. The corporate goals consist of pre-established “base” goals, the achievement of which would result in up to 100% of target bonus opportunities being earned based on corporate performance, and pre-established “stretch” goals, the achievement of which would reflect exceptional performance above and beyond the expected level of performance and that would result in up to an additional 50% of target bonus opportunities being earned based on corporate performance. To remove subjectivity in the determining the achievement of our base and stretch corporate goals, each goal may either be achieved or not achieved and cannot be overachieved or partially achieved. In addition to the base and stretch goals established at the beginning of the year, the Compensation Committee and the Board of Directors may award or deduct a limited percentage of achievement of our corporate goals based on significant achievements or failures, respectively, by the Company that are not reflected in the base and stretch corporate goals that were established in the beginning of the year. In no event may the Company achieve greater than 150% of corporate goals when considering the base and stretch goals and any such additional achievements.
The achievement of our 2020 corporate goals as recommended by the Compensation Committee and determined by the Board of Directors was as follows:

Corporate Goal	Assessment	Relative Weighting (%)	Weighted Actual Performance (%)	Difference (%)
REBLOZYL® (LUSPATERCEPT-AAMT)
Commercial • Approval by the Food and Drug Administration (FDA) in Myelodysplastic Syndromes (MDS) • Approval by the European Medicines Agency (EMA) in MDS and beta-thalassemia • Achieve REBLOZYL revenue for 2020 above internal forecast	Commercial • Achieved: Approved by FDA in MDS in April 2020 • Achieved: Approved by EMA in MDS and beta-thalassemia in June 2020 • Achieved: REBLOZYL revenue exceeded the internal forecast	30%	30%	—
Development • Initiate a Phase 3 myelofibrosis study	Development • Not Achieved: Study not initiated	5%	0%	(5%)
Stretch Goals • Total revenue for 2020 greater than 10% above internal forecast based on Acceleron sales territories • Initiate a clinical study in an additional indication • Align with Bristol Meyers Squibb on Canadian sales force strategy	Stretch Goals • Achieved: REBLOZYL revenue in the Acceleron sales force territories exceeded the internal forecast by greater than 10% • Not Achieved: Study not initiated in an additional indication • Achieved: Aligned with Bristol Meyers Squibb on Canadian sales force strategy	15%	10%	(5%)

Corporate Goal	Assessment	Relative Weighting (%)	Weighted Actual Performance (%)	Difference (%)
PULMONARY
Sotatercept • Complete topline analysis of PULSAR Phase 2 study, determine whether to proceed to Phase 3 development • Announce PULSAR data and SPECTRA data • Deliver sotatercept clinical drug supply on time for Phase 3 study	Sotatercept • Achieved: Completed topline analysis and determined to proceed to Phase 3 development • Achieved: Announced PULSAR results at the American Thoracic Society Virtual Conference in June and preliminary SPECTRA results at the American Heart Association Scientific Sessions in November • Achieved: Clinical drug supply delivered on time for the start of the Phase 3 STELLAR study with sotatercept	25%	25%	—
Stretch Goals • Initiate Phase 3 sotatercept study or align with FDA on accelerated approval path • Initiate Phase 2 study with ACE-1334 • Plenary presentation at the American Thoracic Society (ATS) congress or a major publication acceptance for PULSAR data	Stretch Goals • Achieved: Phase 3 STELLAR study initiated in December 2020 • Not Achieved: Phase 2 ACE-1334 study not initiated • Achieved: PULSAR results presented at the “Breaking News: Clinical Trials in Pulmonary Medicine" session at ATS	30%	25%	(5%)
NEUROMUSCULAR
ACE-083 • Complete topline analysis of Charcot-Marie-Tooth (CMT) disease Phase 2 study and determine whether to proceed to Phase 3 development	ACE-083 • Achieved: Completed topline analysis in the CMT study and made a clear decision to not proceed to Phase 3 development	10%	10%	—
NEW ASSETS
• Nominate a new, internally-discovered, molecule for IND-enabling development	• Achieved: Nominating a new internally-discovered molecule for IND-enabling development	10%	10%	—
CORPORATE STRATEGY
• Board approved plan for global expansion • Strategically assess and optimize the corporate organizational structure and hire a top business development executive • Host an investor R&D day and rebrand Acceleron based on the PULSAR readout as a rare pulmonary disease leader	• Achieved: Board approved plan for global expansion • Achieved: Optimized internal reporting structures and completed key executive hires • Achieved: Hosted an investor and analyst presentation on the study design for the sotatercept STELLAR Phase 3 study, and the Company's overall development strategy in pulmonary arterial hypertension	20%	20%	—
Stretch Goal • Achieve an employee engagement score above the internal goal	Stretch Goal • Achieved: Employee engagement score exceeded internal goal	5%	5%	—
SUBTOTAL		150%	135%	(15%)

Corporate Goal	Assessment	Relative Weighting (%)	Weighted Actual Performance (%)	Difference (%)
ADDITIONAL ACHIEVEMENTS
• Achievements that fall outside of the base and stretch goals and that provide incremental and significant value to the Company for which management should be incentivized and rewarded
• Received the Cardiopulmonary Best Abstract Award from the American Heart Association for the PULSAR Phase 2 study abstract
• Breakthrough Therapy Designation received from the FDA for sotatercept in pulmonary arterial hypertension (PAH)
• Priority Medicines (PRIME) Designation received from the European Medicines Agency for Sotatercept for the treatment of PAH
• Publication in the New England Journal of Medicine for the BELIEVE Phase 3 study results for luspatercept
• Orphan Drug Designation received for ACE-1334 for the treatment of for the treatment of systemic sclerosis
• Recognized by Institutional Investors as follows:
• Best Investor Relations (#3)
• Best Investor Relations Team (#2)
• Best Investor Day (#3)
• Financially Material ESG Disclosures (#3)
• Communication of Strategy and Risk Management amid COVID-19 (#3)
• Best CEO (#3)
• Best Investor Relations Professional (#2)
		—	25%	25%
TOTAL		150%	160%	10%
The Compensation Committee determined that the Company must achieve at least a threshold of 50% of the corporate goals listed above (determined on a weighted basis) for any bonuses to be paid for 2020. In the event that this threshold was achieved, the Compensation Committee would fund bonuses based on the achievement of the base goals up to 100% of target, and the achievement of the stretch goals up to an additional 50% of target, while taking into account any additional achievements beyond the corporate goals that it believed provided incremental and significant value to the Company and our stockholders, resulting in a maximum potential bonus payout of 150% of target. This can be illustrated as follows:

	Threshold	Target	Maximum
Goals Achievement Percentage	50%	100%	150%
Description	To receive any bonus payout, the Company must achieve at least 50% of the weighted corporate goals	Reflects the achievement of all base corporate goals, without taking into account any stretch goals
May achieve no more than 150% of corporate goals through a combination of base corporate goals, stretch corporate goals and taking into account any additional achievements that fall outside of the corporate goals

In January 2021, the Compensation Committee evaluated our performance against the 2020 corporate goals. As described in detail in the table above, the Compensation Committee measured each base and stretch goal that was achieved or not achieved, and considered the key additional achievements that were not originally contemplated when the goals were established in early 2020, but each of which it believed provided incremental and significant value to the Company and our stockholders. The Compensation Committee considered the achievement of the clear and objective pre-established base and stretch corporate goals, as well as the additional achievements in 2020, offset by the base and stretch corporate goals that were not achieved in 2020. Accordingly, the Compensation Committee determined that 160% of the corporate goals were achieved by the Company in 2020, but the maximum corporate goals achievement was capped at no more than 150% of target. As a result, the Compensation Committee recommended and the Board of Directors approved a total corporate goals achievement of 150% of target for 2020.
2020 Bonus Payouts
As our CEO, Mr. Dable's annual bonus was based solely on the achievement of corporate goals. As a result, the Board of Directors approved an annual bonus for Mr. Dable at 150% of his target bonus of 60% of his annual base salary, which is equal to 90% of his annual base salary.
The Compensation Committee also approved a total bonus pool of 150% of the bonus targets for all executives, including our named executive officers. Mr. Dable evaluated the individual performance of each of our executives and recommended to the Compensation Committee the specific bonuses to be awarded to each executive, including each named executive officer, within the total bonus pool based on a combination of individual performance and the achievement of corporate goals. Individual performance for our named executive officers was based on a combination of departmental and leadership achievements. No adjustments to annual bonuses based on individual performance were recommended or approved for any of our named executive officers for 2020.
Based on the achievement of corporate goals and Mr. Dable's assessment of the individual accomplishments by each of our named executive officers in 2020, our named executive officers received the following annual cash bonuses for 2020:

Name	Target Bonus (% of Base Salary)	Percent of Target Awarded	Bonus Awarded (% of Annual Base Salary)	Bonus Awarded ($)
Habib J. Dable	60%	150%	90%	$591,660
Kevin F. McLaughlin	40%	150%	60%	$263,280
Jay T. Backstrom	40%	150%	60%	$315,000
Sujay R. Kango	40%	150%	60%	$259,560
Adam M. Veness	40%	150%	60%	$256,200

Long-Term Incentives
We grant long-term incentives under our 2013 Equity Incentive Plan. We award a mix of stock options and stock units as part of our on-hire and annual awards to our named executive officers, typically with the total grant date value of the equity awards allocated approximately 75% in stock options and 25% in RSUs for new hires and approximately 50% in stock options, 25% in RSUs and 25% in PSUs for annual awards, in each case, based on grant date fair value and, for PSUs, assuming target performance. These awards are intended to increase ownership of our shares by our executive officers, provide a balance of appreciation-based, full value and performance-based awards, encourage retention and increase the alignment of the interests of our executives with those of our stockholders. RSUs provide executives with some certainty regarding the value of the compensation they are receiving during periods of stock market volatility, which furthers our fundamental goal of awarding compensation that helps attract and retain highly skilled employees, while stock options and PSUs provide executives with value based on stock price appreciation and the achievement of key performance milestones, respectively, to align our executives' interests with our stockholders' interests.
Stock Options and Restricted Stock Units
We award stock options and RSUs as our long-term incentive compensation because they directly align executive compensation with the creation of stockholder value, and the ultimate value received from stock options and RSUs depends on stock price performance after the grant date. Stock options and RSUs also encourage retention through time-based vesting. Stock option awards to newly hired employees generally vest as to 25% of the shares subject to the option after one year and in equal quarterly installments over the following three years, and stock option awards to existing employees generally vest in quarterly installments over four years, in both cases, generally subject to continued employment. The exercise price of all stock options is equal to the closing price of our common stock on the grant date as reported by the Nasdaq Stock Market. RSU awards to our employees generally vest in annual installments over three years, generally subject to continued employment.
Performance-Based Restricted Stock Units
For 2020, the Compensation Committee thoroughly evaluated our long-term incentive compensation program and consulted with Radford, its compensation consultant at the time, to design a program that includes a stronger element of performance-based long-term incentive compensation. As a result, beginning in 2020, the Compensation Committee restructured our annual long-term incentive allocation for our executive officers with the total value of the equity awards allocated, based on the grant date value, approximately 50% in stock options, 25% in RSUs and 25% in PSUs (based on target performance). The change to the annual long-term incentive allocation for 2020 was taken by the Compensation Committee as a first step to provide a greater emphasis on performance-based long-term compensation, and the Compensation Committee intends to regularly evaluate this allocation as part of its overall review of our executive compensation program.
Generally, the PSUs are eligible to be earned based on the achievement of a total of two or three key milestones that may be achieved over three years, but will not vest until the end of the three-year vesting period. Depending on the achievement of these objective and predetermined milestones, a participant is eligible to earn from 0% to 200% of the target number of PSUs. The Compensation Committee believes that the incorporation of PSUs in the annual long-term incentive compensation program will incentivize our executive officers over the long-term and strengthen the alignment between pay and performance.
Vesting of an award is generally subject to the executive’s continued employment on such vesting date, except in the case of a termination of employment in certain circumstances. In the event that an executive's employment is terminated by the Company without cause or cause circumstances, any PSUs that have been earned as of such date of termination based on the achievement of the applicable performance goals, as certified by the Compensation Committee, will vest upon such termination of employment. In addition, in the event of a change of control, outstanding PSUs will vest immediately prior to such change in control in an amount equal to the greater of (i) the number of the PSUs earned for the achievement of performance conditions as of the date of such change of control or (ii) the number of PSUs earned assuming target performance, in each case, generally subject to the executive's continued employment through such change of control.
2020 Awards
In establishing annual long-term incentive award levels for our named executive officers other than our Chief Executive Officer, and in formulating a recommendation to the Board of Directors on the long-term incentive awards to be granted to our Chief Executive Officer, the Compensation Committee evaluates long-term incentives awarded to executives holding comparable positions at our peer companies as well as the broader market survey data provided by our independent compensation consultant. The Compensation Committee and Board of Directors also evaluate overall Company performance over the fiscal year prior to the year in which the awards are granted.
Based on the Compensation Committee's evaluation, the Compensation Committee and the Board of Directors granted long-term incentive awards to our named executive officers in January 2020. The table below reflects these long-term incentive awards granted in the form of stock options, RSUs and PSUs to each of our named executive officers, with the value of long-term incentives calculated in the same manner as the value of those awards is calculated in our Summary Compensation Table (except assuming target performance for PSUs):

Name	Grant Date	Stock Options Awarded (#)	Stock Option Value ($)	RSUs Awarded (#)	RSU Value ($)	PSUs Awarded (at target) (#)	PSU Value (at target) ($)
Habib J. Dable	1/22/2020	84,720	2,349,472	22,173	1,174,947	22,173	1,174,947
Kevin F. McLaughlin	1/22/2020	24,334	674,835	6,369	337,493	6,369	337,493
Jay T. Backstrom (1)	1/2/2020	96,963	2,698,975	17,107	899,999	—	—
Sujay R. Kango	1/22/2020	24,334	674,835	6,369	337,493	6,369	337,493
Adam M. Veness	1/22/2020	24,334	674,835	6,369	337,493	6,369	337,493
(1) Dr. Backstrom's equity was awarded in connection with on hire compensation package in early 2020. Dr. Backstrom did not receive any annual long-term incentive awards for 2020.
The 2020 PSU awards consist of three key performance milestones based on the achievement of clinical development and regulatory objectives in connection with the advancement of our pulmonary programs. The achievement of these milestones can result in a payout equal to zero (no milestones achieved), 100% (one milestone achieved), 150% (two milestones achieved), or 200% (all three milestones achieved).
V.    Additional Compensation Policies and Practices
Equity Ownership Guidelines
We maintain Executive Officer Equity Ownership Guidelines, or the Executive Guidelines, and Non-Employee Director Equity Ownership Guidelines, or the Director Guidelines, which we collectively refer to as the Equity Guidelines. The Equity Guidelines require our executive officers and non-employee directors to acquire and maintain a specified value of equity interests with respect to our common stock. The Equity Guidelines are designed to further align the interests of our executive officers and non-employee directors with those of our stockholders by ensuring that our executive officers and non-employee directors have a meaningful financial stake in our long-term success. All shares directly or beneficially owned by the executive officer or non-employee director, including the net exercisable value of outstanding vested stock options (where the market price of our common shares exceeds the exercise price of such option) are included in determining the value of equity owned under the Equity Guidelines. The Equity Guidelines require ownership as follows:

Position	Requirement
Chief Executive Officer	4x annual base salary
Chief Operating Officer	1.5x annual base salary
Other executive officers	1x annual base salary
Non-employee directors	3x annual cash base retainer
In 2020, we increased the ownership requirement for our Chief Executive Officer from three times his annual base salary to four times his annual base salary. Each executive officer and non-employee director is required to achieve the applicable level of equity ownership by the later of the date that is five years after his or her designation as an executive officer or appointment as a non-employee director, as applicable, or five years after the adoption of the Equity Guidelines.
Compliance with the Equity Guidelines is assessed on January 1 of each year and is determined based on each executive officer’s salary or non-employee director's annual base cash retainer then in effect. Until the required ownership level is reached, executive officers and non-employee directors are required to retain at least 50% of shares of our common stock, net of applicable tax withholding and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. Once the requisite ownership level has been achieved, such ownership must be maintained for as long as the individual is subject to the Equity Guidelines.
Our executive officers have until the later of September 9, 2020, which was five years after the adoption of the Executive Guidelines, or five years after the date on which the individual was designated an executive officer, as applicable, to obtain the requisite equity ownership under the Executive Guidelines. In addition, our non-employee directors have until the later of five years after the adoption of the Director Guidelines, which will be December 1, 2021, or five years after the non-employee director was appointed as a director, as applicable, to obtain the requisite equity ownership under the Director Guidelines. As of January 1, 2021, all of our executive officers and directors then subject to the Equity Guidelines have satisfied the ownership requirements.

Anti-Hedging and Pledging Policy
We do not allow any of our employees, including our executive officers, or directors to enter into any hedging-type transactions with respect to our stock or to pledge our stock, and we also prohibit all short-sales or transactions in publicly-traded options with respect to our stock.
Benefits
Our named executive officers receive broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, group life insurance, accidental death and dismemberment insurance, long- and short-term disability insurance, flexible spending accounts and matching contributions under our 401(k) plan. Our executive officers are eligible to participate in all of our employee benefit plans on the same basis as our other employees.
Pursuant to our 401(k) plan, employees' elective deferrals are immediately fully vested and non-forfeitable. We may, but are not required to, make discretionary matching contributions and other employer contributions on behalf of eligible employees under this plan. For fiscal year 2020, we matched a portion of each eligible employee's eligible contributions up to $10,000 pursuant to our 401(k) plan’s matching formula.
Employee Stock Purchase Plan
We maintain our tax-qualified 2013 Employee Stock Purchase Plan, or the ESPP, in which all our employees, including our named executive officers, may participate, subject to the eligibility criteria set forth in the ESPP and consistent with the applicable tax rules. The purpose of the ESPP is to encourage employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders. None of our named executive officers purchased shares of our common stock under the ESPP in fiscal year 2020.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, which provide for initial base salaries, eligibility to participate in the Company’s annual bonus plan, and payments and benefits in connection with certain terminations of employment, including in connection with a change of control. We believe that these limited change of control benefits provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change of control benefits are necessary to attract and retain high-quality executive officers. These agreements are discussed in more detail below under "Executive Officer and Director Compensation" in subsections "—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements” and “—Potential Payments Upon Termination or Change of Control."
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year that is paid to certain executive officers of the corporation. The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee has authorized and will continue to authorize compensation payments that are not or may not be deductible, in full or in part.
The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Acceleron Pharma Inc. Compensation Committee

Terrence C. Kearney, Chair
Laura J. Hamill
Karen L. Smith, M.D., Ph.D.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Summary Compensation Table
The following table summarizes the total compensation earned by or paid to our named executive officers for fiscal years 2020, and, if applicable, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Habib J. Dable	2020	657,400	—		2,349,895		2,349,472		591,660	10,000	(4)	5,958,427
Chief Executive Officer and President	2019	622,500	—		737,028		2,511,380		392,180	10,000	(4)	4,273,088
	2018	566,500	—		735,041		2,624,223		399,383	8,500	(4)	4,333,647
Kevin F. McLaughlin	2020	438,799	—		674,987		674,835		263,280	10,000	(4)	2,061,901
Senior Vice President, Chief Financial Officer and Treasurer	2019	418,259	—		195,708		660,890		175,670	10,000	(4)	1,460,527
	2018	390,531	—		208,654		743,490		192,141	8,500	(4)	1,543,316
Jay T. Backstrom, M.D.(5)	2020	525,000	—		899,999	(6)	2,698,975	(6)	315,000	10,000	(4)	4,448,974
Executive Vice President, Research and Development	2019	—	—		—		—		—	—		—
	2018	—	—		—		—		—	—		—
Sujay R. Kango(7)	2020	432,600	—		674,987		674,835		259,560	10,000	(4)	2,051,982
Executive Vice President and Chief Commercial Officer	2019	412,351	—		168,642		601,882		173,190	10,000	(4)	1,366,065
	2018	356,060	383,750	(8)	245,880		1,205,985		173,615	8,500	(4)	2,373,790
Adam M. Veness, Esq.(9)	2020	424,417	—		674,987		674,835		256,200	10,000	(4)	2,040,439
Senior Vice President, General Counsel and Secretary	2019	—	—		—		—		—	—		—
	2018	—	—		—		—		—	—		—
(1) Amounts shown reflect the grant date fair value of RSUs awarded during fiscal years 2018, 2019 and 2020, as applicable, and PSUs awarded during fiscal year 2020 to each of Messrs. Dable, McLaughlin, Kango and Veness, in each case determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts exclude the value of estimated forfeitures. For PSUs, these amounts reflect the grant date fair value of such awards based upon the probable outcome of the performance conditions on the grant date. If these amounts reflected the grant date fair value of the 2020 PSU awards assuming the highest level of performance conditions were achieved, the amount included in the 2020 "Stock Awards" row for Mr. Dable would increase by $1,174,947, and for each of Messrs. McLaughlin, Kango and Veness would increase by $337,493. See Note 11 to our consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 filed with our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for details on the assumptions made in the valuation of these awards.
(2) Amounts shown reflect the grant date fair value of stock options awarded during fiscal years 2018, 2019 and 2020, as applicable, determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts exclude the value of estimated forfeitures. See Note 11 to our consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 filed with our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for details on the assumptions made in the valuation of these awards.
(3) Amounts shown reflect the annual cash bonus paid to the named executive officer for each of fiscal 2018, 2019 and 2020, as applicable, that was earned based on Company and, for named executive officers other than Mr. Dable, individual performance.
(4) Represents matching contributions under our 401(k) plan.
(5) Dr. Backstrom was appointed as our Executive Vice President, Research and Development as of December 10, 2019. Dr.Backstrom was not a named executive officer for fiscal year 2019. As a result, no compensation for Dr. Backstrom for 2019 or 2018 is included in this table.
(6) Dr. Backstrom's on-hire equity awards were granted in early 2020 and he was not eligible for 2020 annual equity awards. As a result, he was not granted any PSUs in 2020.
(7) Mr. Kango was appointed as our Senior Vice President and Chief Commercial Officer as of February 12, 2018 and was promoted to Executive Vice President and Chief Commercial Officer as of February 1, 2020.
(8) Represents a signing bonus paid in connection with Mr. Kango's appointment as Senior Vice President and Chief Commercial Officer.
(9) Mr. Veness was not a named executive officer for fiscal years 2018 or 2019. As a result, no compensation for Mr. Veness for 2019 or 2018 is included in this table.

2020 Fiscal Year Grants of Plan-Based Awards
The following table shows information regarding cash incentive and equity awards granted to our named executive officers during the fiscal year ended December 31, 2020.

Name	Grant Date	Approval Date(3)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Habib J. Dable	1/22/2020		—	—	—	—	—	—	22,173	—	—	1,174,947
	1/22/2020		—	—	—	—	22,173	44,346	—	—	—	1,174,947
	1/22/2020		—	—	—	—	—	—	—	84,720	52.99	2,349,472
	n/a		197,220	394,440	591,660	—	—	—	—	—	—	—
Kevin F. McLaughlin	1/22/2020		—	—	—	—	—	—	6,369	—	—	337,493
	1/22/2020		—	—	—	—	6,369	12,738	—	—	—	337,493
	1/22/2020		—	—	—	—	—	—	—	24,334	52.99	674,835
	n/a		87,760	175,520	263,280	—	—	—	—	—	—	—
Jay T. Backstrom, M.D.	1/2/2020	9/04/2019	—	—	—	—	—	—	17,107	—	—	899,999
	1/2/2020	9/04/2019	—	—	—	—	—	—	—	96,963	52.61	2,698,975
	n/a		105,000	210,000	315,000	—	—	—	—	—	—	—
Sujay R. Kango	1/22/2020		—	—	—	—	—	—	6,369	—	—	337,493
	1/22/2020		—	—	—	—	6,369	12,738	—	—	—	337,493
	1/22/2020		—	—	—	—	—	—	—	24,334	52.99	674,835
	n/a		86,520	173,040	259,560	—	—	—	—	—	—	—
Adam M. Veness, Esq.	1/22/2020		—	—	—	—	—	—	6,369	—	—	337,493
	1/22/2020		—	—	—	—	6,369	12,738	—	—	—	337,493
	1/22/2020		—	—	—	—	—	—	—	24,334	52.99	674,835
	n/a		85,400	170,800	256,200	—	—	—	—	—	—	—
(1) Represents the threshold, target and maximum payouts for 2020 annual cash bonus awards for each named executive officer under the Incentive Plan. The actual amount of the bonus earned by each named executive officer for 2020 is reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2) Represents the threshold, target and maximum amounts that could vest pursuant to PSUs granted in 2020. These awards vest if, and only if, performance objectives are achieved, as described in the footnotes to the table Outstanding Equity Awards at 2020 Fiscal Year-End below.
(3) Represents the date the Compensation Committee took action to grant the award, where such action took place on a date other than the grant date.
(4) Represents the aggregate grant date fair value of the awards granted under our 2013 Equity Incentive Plan, determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation, excluding the value of estimated forfeitures. For PSUs, the amounts represent the grant date fair value of these awards based on the probable outcome of the performance conditions on the grant date. See footnote 1 to the “Summary Compensation Table” above for the grant date fair value of PSUs that would be included if the highest level of performance conditions were achieved. See Note 11 to our consolidated financial statements for the years ended December 31, 2020, 2019 and 2018 filed with our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for details on the assumptions made in the valuation of these awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements
We have entered into employment agreements with each of our named executive officers, which provide for initial base salaries, eligibility to participate in the Company’s annual bonus plan, and payments and benefits in connection with certain terminations of employment, including in connection with a change of control. Payments and benefits that may be payable in connection with certain terminations of employment are described in more detail under “Potential Payments Upon Termination or Change of Control."
Habib J. Dable.  We entered into an employment agreement with Mr. Dable, pursuant to which we agreed to employ Mr. Dable as our Chief Executive Officer and President. Mr. Dable's employment agreement will continue until the agreement is terminated by us or Mr. Dable under the terms of the agreement. Under his employment agreement, he is eligible to receive a base salary, subject to increase by the Board or Compensation Committee, and a performance-based cash bonus each year in an amount targeted at 60% of his annual base salary, which amount is to be based on the achievement of performance goals established by the Board of Directors or the Compensation Committee each fiscal year.
Kevin F. McLaughlin. We entered into an amended and restated employment agreement with Mr. McLaughlin, pursuant to which we agreed to continue to employ Mr. McLaughlin as our Senior Vice President and Chief Financial Officer. Mr. McLaughlin's employment agreement will continue until the agreement is terminated by us or Mr. McLaughlin under the terms of the agreement. Under his employment agreement, he is eligible to receive a base salary, subject to increase by the Board or the Compensation Committee, and a performance-based cash bonus each year in an amount equal to a percentage of his annual base salary for such year as established by the Board of Directors or the Compensation Committee, which amount is to be based on the achievement of performance goals established by the Board of Directors or the Compensation Committee each fiscal year.
Jay T. Backstrom, M.D. We entered into an employment agreement with Dr. Backstrom, and Dr. Backstrom currently serves as our Executive Vice President, Research and Development. Dr. Backstrom's employment agreement will continue until the agreement is terminated by us or Dr. Backstrom under the terms of the agreement. Under his employment agreement, he is eligible to receive a base salary, subject to increase by the Board or the Compensation Committee, and a performance-based cash bonus each year in an amount equal to a percentage of his annual base salary for such year as established by the Compensation Committee or Board of Directors, which amount is to be based on the achievement of performance goals established by the Board of Directors each fiscal year.
Sujay R. Kango. We entered into an employment agreement with Mr. Kango pursuant to which we agreed to employ Mr. Kango as our Senior Vice President and Chief Commercial Officer. Mr. Kango was promoted to, and currently serves as, our Executive Vice President and Chief Commercial Officer. Mr. Kango's employment agreement will continue until the agreement is terminated by us or Mr. Kango under the terms of the agreement. Under his employment agreement, he is eligible to receive a base salary, subject to increase by the Board or the Compensation Committee, and a performance-based cash bonus each year in an amount equal to a percentage of his annual base salary for such year as established by the Compensation Committee or Board of Directors, which amount is to be based on the achievement of performance goals established by the Board of Directors each fiscal year.
Adam M. Veness, Esq. We entered into an amended and restated employment agreement with Mr. Veness, and Mr. Veness currently serves as our Senior Vice President, General Counsel and Secretary. Mr. Veness's employment agreement will continue until the agreement is terminated by us or Mr. Veness under the terms of the agreement. Under his employment agreement, he is eligible to receive a base salary, subject to increase by the Board or the Compensation Committee, and a performance-based cash bonus each year in an amount equal to a percentage of his annual base salary for such year as established by the Compensation Committee or Board of Directors, which amount is to be based on the achievement of performance goals established by the Board of Directors each fiscal year.
The employment agreements with our named executive officers also contain severance benefits. For a description and quantification of benefits payable to the executive officers in connection with a termination of employment or a change of control pursuant to these arrangements, see "—Potential Payments Upon Termination or Change of Control."
Equity Awards
In 2020, we granted each of our named executive officers stock options and RSUs. We also granted each of our named executive officers other than Dr. Backstrom PSUs. Due to the timing and value of Dr. Backstrom's on-hire equity award compensation in January 2020, Dr. Backstrom was not eligible to receive any annual equity awards in 2020. For a description of these equity awards, see the discussion above in "Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives."

Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2020:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Habib J. Dable	3/1/2018	—	—		—	—	6,033	(4)	771,862	—		—
	1/25/2019	—	—		—	—	11,800	(4)	1,509,692	—		—
	1/22/2020	—	—		—	—	22,173	(4)	2,836,814	—		—
	1/22/2020	—	—		—	—	—		—	22,173	(5)	2,836,814
	12/1/2016	350,000	—		35.04	12/1/2026	—		—	—		—
	3/1/2018	74,800	34,000	(6)	40.61	3/1/2028	—		—	—		—
	1/25/2019	46,550	59,850	(6)	41.64	1/25/2029	—		—	—		—
	1/22/2020	15,885	68,835	(6)	52.99	1/22/2030	—		—	—		—
Kevin F. McLaughlin	3/1/2018	—	—		—	—	1,712	(4)	219,033	—		—
	1/25/2019	—	—		—	—	3,134	(4)	400,964	—		—
	1/22/2020	—	—		—	—	6,369	(4)	814,850	—		—
	1/22/2020	—	—		—	—	—		—	6,369	(5)	814,850
	3/2/2017	2,581	2,582	(6)	30.17	3/2/2027	—		—	—		—
	3/1/2018	16,629	9,633	(6)	40.61	3/1/2028	—		—	—		—
	1/25/2019	12,250	15,750	(6)	41.64	1/25/2029	—		—	—		—
	1/22/2020	4,562	19,772	(6)	52.99	1/22/2030	—		—	—		—
Jay T. Backstrom, M.D.	1/2/2020	—	—		—	—	17,107	(7)	2,188,670	—		—
	1/2/2020	24,240	72,723	(8)	52.61	1/2/2030	—		—	—		—
Sujay R. Kango	2/12/2018	—	—		—	—	2,000	(7)	255,880	—		—
	1/25/2019	—	—		—	—	2,700	(4)	345,438	—		—
	1/22/2020	—	—		—	—	6,369	(4)	814,850	—		—
	1/22/2020	—	—		—	—	—		—	6,369	(5)	814,850
	3/1/2018	34,375	15,625	(9)	40.61	3/1/2028	—		—	—		—
	1/25/2019	11,156	14,344	(6)	41.64	1/25/2029	—		—	—		—
	1/22/2020	4,562	19,772	(6)	52.99	1/22/2030	—		—	—		—
Adam M. Veness, Esq.	3/1/2018	—	—		—	—	425	(4)	54,375	—		—
	9/5/2018	—	—		—	—	2,000	(10)	255,880	—		—
	1/25/2019	—	—		—	—	900	(4)	115,146	—		—
	6/5/2019	—	—		—	—	734	(7)	93,908	—		—
	1/22/2020	—	—		—	—	6,369	(4)	814,850	—		—
	1/22/2020	—	—		—	—	—		—	6,369	(5)	814,850
	8/1/2014	4,500	—		29.37	8/1/2024	—		—	—		—
	1/8/2015	1,450	—		41.20	1/8/2025	—		—	—		—
	3/2/2017	4,875	325	(6)	30.17	3/2/2027	—		—	—		—
	3/1/2018	5,259	2,391	(6)	40.61	3/1/2028	—		—	—		—
	1/25/2019	3,718	4,782	(6)	41.64	1/25/2029	—		—	—		—
	6/5/2019	2,512	4,188	(11)	40.37	6/5/2029	—		—	—		—

1/22/2020	4,562	19,772	(6)	52.99	1/22/2030	—	—	—	—
(1)All stock options have a 10-year term measured from the date of grant.
(2)The market value of the stock awards is determined by multiplying the number of shares (assuming target performance, for PSUs) subject to the award by $127.94, which was the closing price of our common stock on December 31, 2020, the last trading day of the fiscal year.
(3)These amounts reflect the number of PSUs that are to vest assuming achievement of the target performance condition.
(4)Reflects time-based RSUs that vest in equal annual installments on the first day of each of the three calendar years following the grant date, generally subject to the executive's continued employment.
(5)Reflects PSUs that vest based on achievement of up to three corporate performance milestones, as determined by the Compensation Committee, with a payout range of zero to 200% of the target number of PSUs. The specific milestones are not disclosed for competitive reasons, and generally consist of clinical development and regulatory milestones in connection with our pulmonary programs. The performance period ends on December 31, 2022, and any earned PSUs will vest no later than 30 days after the end of the performance period, generally subject to the executive's continued employment.
(6)Reflects time-based stock options, which vest in 16 equal installments on the first day of each calendar quarter over four years, with the first installment vesting on the first day of the calendar quarter following the grant date, generally subject to the executive's continued employment.
(7)Reflects time-based RSUs that vest in equal annual installments over three years on each anniversary of the grant date, generally subject to the executive's continued employment.
(8)Reflects time-based stock options, which vested as to 25% of the shares subject to the option on December 10, 2020 and thereafter vest in 12 equal quarterly installments over the following three years beginning on March 10, 2021 and ending on December 10, 2023, generally subject to the executive's continued employment.
(9)Reflects time-based stock options, which vest as to 25% of the shares subject to the option on the first anniversary of the grant date and thereafter in 12 equal quarterly installments over the following three years beginning on May 12, 2019 and ending on February 12, 2022, generally subject to the executive's continued employment.
(10)Reflects time-based RSUs, two-thirds of which vest on the second anniversary of the grant date and the remaining one-third vests on the third anniversary of the grant date generally subject to the executive's continued employment.
(11)Reflects time-based stock options that vest in equal quarterly installments over four years, generally subject to the executive's continued employment.

Option Exercises and Stock Vested in 2020
The table below sets forth the number of shares acquired and the value realized upon the exercise of stock options and vesting of restricted stock units during fiscal year 2020 by each of our named executive officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Vesting (#)	Value Realized on Vesting ($)(2)
Habib J. Dable	50,000	3,068,425	11,933	627,795
Kevin F. McLaughlin	104,000	7,559,658	5,579	293,511
Jay T. Backstrom, M.D.	—	—	—	—
Sujay R. Kango	—	—	3,350	261,644
Adam M. Veness, Esq.	6,000	345,689	5,675	459,890
(1) The value realized upon exercise is the difference between the fair value of our common stock at the time of exercise and the exercise price, multiplied by the number of shares acquired on exercise.
(2) The value realized upon vesting is the fair value of our common stock at the time of vesting multiplied by the number of shares acquired on vesting.

Pension Benefits
We do not have any qualified or non-qualified defined benefit plans.
Nonqualified Deferred Compensation
We do not have any non-qualified defined contribution plans or other deferred compensation plans.
Potential Payments Upon Termination or Change of Control
Pursuant to the employment agreements between the Company and each of our executive officers, each named executive officer is entitled to payments and benefits upon certain terminations of the executive's employment, including in connection with a change of control, as described below. In addition, each of Mr. Dable, Mr. McLaughlin, Mr. Kango and Mr. Veness is entitled to acceleration of their PSU awards in connection with a change of control, as described below. We believe that these limited change of control benefits provide our executives with security that will likely reduce any reluctance they may have to pursue a change of control transaction that could be in the best interests of our stockholders. We also believe that reasonable severance and change of control benefits are necessary in order to attract and retain high-quality executive officers.

The table below reflects, as applicable, cash severance, option acceleration, RSU acceleration, PSU acceleration and continuation of health benefits payable to each of our named executive officers in connection with (1) a change of control of the Company, (2) the termination of the executive's employment without cause or for good reason following a change of control, (3) the termination of the executive's employment without cause or for good reason (other than following a change of control), and (4) the termination of the executive's employment due to his death or disability, in each case, assuming that the triggering event took place on December 31, 2020, and based on the closing stock price of our common stock on December 31, 2020, the last trading day of fiscal year 2020 ($127.94 per share).

Name and Benefit	Change of Control ($)	Termination Without Cause or for Good Reason Following a Change of Control ($)	Termination Without Cause or for Good Reason ($)	Termination Due to Death or Disability ($)
Habib J. Dable
Cash Severance	—	1,380,540	986,100	—
Option Acceleration(1)	—	13,293,458	—	—
RSU Acceleration(1)	—	5,118,367	—	—
PSU Acceleration(1)	2,836,814	—	—	—
Health Benefits	—	41,814	41,814	—
Kevin F. McLaughlin
Cash Severance	—	614,319	438,799	174,799	(2)
Option Acceleration(1)	—	3,934,828	—	—
RSU Acceleration(1)	—	1,434,847	—	—
PSU Acceleration(1)	814,850	—	—	—
Health Benefits	—	18,326	18,326	—
Jay T. Backstrom, M.D.
Cash Severance	—	735,000	525,000	261,000	(2)
Option Acceleration(1)	—	5,478,224	—	—
RSU Acceleration(1)	—	2,188,670	—	—
PSU Acceleration(1)	—	—	—	—
Health Benefits	—	9,131	9,131	—
Sujay R. Kango
Cash Severance	—	605,640	432,600	168,600	(2)
Option Acceleration(1)	—	4,084,330	—	—
RSU Acceleration(1)	—	1,416,168	—	—
PSU Acceleration(1)	814,850	—	—	—
Health Benefits	—	27,876	27,876	—
Adam M. Veness Esq.
Cash Severance	—	597,800	427,000	163,000	(2)
Option Acceleration(1)	—	2,501,922	—	—
RSU Acceleration(1)	—	1,334,158	—	—
PSU Acceleration(1)	814,850	—	—	—
Health Benefits	—	—	—	—
(1)The value of acceleration of stock options is calculated based on the difference between the closing price of our common stock on December 31, 2020, the last trading day of fiscal year 2020 ($127.94 per share), and the exercise price of stock options multiplied by the number of unvested stock options that vest in connection with the applicable triggering event. The value of acceleration of RSUs and PSUs is calculated based on the closing price of our common stock on December 31, 2020 multiplied by the number of unvested RSUs and PSUs, respectively, that vest in connection with the applicable triggering event, assuming that the PSUs vest at target performance levels.
(2)Cash severance represents the amount by which 100% of the executive's annual base salary exceeds that which would be paid to the executive pursuant to the Company's long-term disability insurance benefits for one year. This cash severance is paid by the Company only in the event of an executive's disability, and not in the event of an executive's death.

Change of Control.    In the event of a change of control prior to December 31, 2022, all outstanding PSUs granted to our named executive officers would vest immediately prior to such change in control in an amount equal to the greater of (i) the number of the PSUs earned for the achievement of performance conditions as of the date of such change of control or (ii) the number of PSUs assuming target performance, in each case, generally subject to the executive's continued employment through such change of control.

All stock options and restricted stock units granted to our currently-employed named executive officers are subject to double-trigger vesting acceleration, as described below under "Termination of Employment Without Cause or for Good Reason Following a Change of Control."
Change of control is defined under the employment agreements with our named executive officers generally as (i) the acquisition of beneficial ownership, directly or indirectly by any person, of our securities representing a majority or more of the combined voting power of our then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing; (ii) a merger or consolidation with any other corporation in which our holders of voting securities prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition of all or substantially all of our assets.
Termination of Employment Without Cause or for Good Reason Following a Change of Control.    If, within one year after the consummation of a change of control, the named executive officer's employment is terminated by us (or our successor) other than for cause or the executive terminates his employment for good reason (as such terms are defined in the executive's employment agreement): (1) we will pay the executive a lump sum payment equal to the product of 1.5 times in the case of Mr. Dable, or one times in the case of Dr. Backstrom and Messrs. McLaughlin, Kango and Veness, the sum of (x) executive's then-current annual base salary plus (y) 100% of the executive's target bonus for the year in which the termination occurs, (2) 100% of any unvested stock option and restricted stock unit awards held by the executive at the time of such termination will fully vest, and (3) if the executive elects under COBRA or any successor law to continue participation in our group health and/or dental plans in which the executive was participating prior to such termination, we will pay or, at our option reimburse the executive for, the full premium cost of that participation for 18 months in the case of Mr. Dable, or 12 months in the case of Dr. Backstrom and Messrs. McLaughlin, Kango and Veness, following the date the executive's employment terminates or, if earlier, until the date the executive becomes eligible to enroll in such plans of a new employer.
Termination of Employment Without Cause or for Good Reason.    If the named executive officer's employment is terminated by us other than for cause or the executive terminates his employment for good reason (as such terms are defined in the executive's employment agreement) under circumstances other than as described in the preceding paragraph: (1) we will continue to pay the executive his base salary for a period of 18 months in the case of Mr. Dable, or 12 months in the case of Dr. Backstrom and Messrs. McLaughlin, Kango and Veness, in accordance with our payroll practices, (2) if such termination occurs prior to December 31, 2022, 100% of any unvested PSU awards held by the executive at the time of such termination will vest in an amount equal to the number of the PSUs earned as of the date of termination based on the achievement of performance conditions associated with such awards, if any, prior to such termination, and (3) if the executive elects under COBRA or any successor law to continue participation in our group health and/or dental plans in which the executive was participating prior to such termination, we will pay or, at our option reimburse the executive for, the full premium cost of that participation for 18 months in the case of Mr. Dable, or 12 months in the case of Dr. Backstrom and Messrs. McLaughlin, Kango and Veness.
Termination of Employment Due to Death or Disability.    For Dr. Backstrom and Messrs. McLaughlin, Kango and Veness, in the event we terminate the executive's employment due to disability, to the extent we do not maintain a disability plan providing for continuation of the executive's base salary for one year following the date of such termination, during this period we will pay the executive, at the time the executive's base salary would otherwise have been paid, an amount equal to the excess of 100% of the executive's base salary over the disability insurance benefits, if any, actually paid to the executive.
Severance Subject to Release of Claims and Compliance With Restrictive Covenants.    Our obligation to provide our named executive officers with any severance payments or other benefits under the employment agreement is conditioned on the executive signing an effective release of claims in our favor and the executive's continued full performance of his obligations under the Employee Confidentiality, Non-Competition and Proprietary Information Agreement relating to confidentiality, non-competition and non-solicitation.
Section 280G.    The employment agreements with our currently-employed named executive officers provide that if a change in ownership or control occurs and any portion of the payments made pursuant to the employment agreement or otherwise constitutes an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to receive an amount of such payments reduced so that no portion of the payments would constitute an excess parachute payment, or the amount otherwise payable to the executive under the employment agreement or otherwise reduced by all applicable taxes, including the excise tax, whichever amount results in the greater amount payable to the executive.
Pay Ratio Disclosure
Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all of our employees other than our principal executive officer. During fiscal 2020, our principal executive officer was our President and Chief Executive Officer, Habib Dable. For 2020, the annual total compensation for Mr. Dable, as reported in the Summary Compensation Table, was $5,948,427, and the annual total compensation for our median employee was $276,761, resulting in an estimated pay ratio of approximately 22:1.
In accordance with Item 402(u) of Regulation S-K, we identified the median employee as of October 1, 2020 by aggregating for each employee employed on this date (i) base salary or wages actually paid for 2020, (ii) target cash incentive compensation for 2020, and (iii) the estimated accounting value of any equity awards granted during 2020. For those permanent employees hired during 2020, we annualized their base salary as if they had been employed for the full year in 2020. We chose this as our consistently applied compensation measure because we believed it was representative of employee compensation at Acceleron. We then ranked our employees from lowest to highest using this compensation measure. This calculation was performed for all of our employees who were employed on October 1, 2020, excluding Mr. Dable. Once we selected the median employee, we calculated this employee’s compensation in the same manner as we calculated Mr. Dable’s compensation for purposes of the Summary Compensation Table.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Director Compensation
Our non-employee director compensation policy is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy for 2020, which was amended in September 2020 to provide for compensation to members of our Science and Innovation Committee, all non-employee directors were eligible to receive cash compensation as set forth below, prorated for any partial year of service:

2020 Annual Retainer
Board of Directors:
All non-employee members	$47,000
Additional retainer for Chair of the Board of Directors	$35,000
Audit Committee:
Chair	$20,000
Non-Chair members	$10,000
Compensation Committee:
Chair	$15,000
Non-Chair members	$7,500
Nominating and Corporate Governance Committee:
Chair	$10,000
Non-Chair members	$5,000
Science and Innovation Committee:
Chair	$15,000
Non-Chair members	$7,500
Ad Hoc Committees:	$ 1,250/meeting
For 2020, the Compensation Committee, with input from Radford, recommended and the Board of Directors approved an increase to the non-employee director annual retainer from $40,000 to $47,000 to align with the 50th percentile of the market data for our peer group.
Under our non-employee director compensation policy for 2020, each person who is initially appointed or elected to the Board of Directors is eligible to receive under our 2013 Equity Incentive Plan options to purchase shares of our common stock with an aggregate grant date fair value equal to approximately $500,000 using our then-current Black-Scholes valuation model on the date he or she first becomes a non-employee director, which will vest quarterly in equal installments over a three-year period, generally subject to the non-employee director's continued service. In addition, each continuing non-employee director is eligible to receive an annual option grant to purchase such number of shares of our common stock with an aggregate grant date fair value equal to approximately $217,000 using our then-current Black-Scholes valuation model, and an annual award of such number of restricted stock units equal to approximately $73,000 divided by the fair market value of a share of common stock on the grant date, which will vest in full on the first anniversary of the grant date, generally subject to the non-employee director's continued service. The annual equity awards to be awarded under our non-employee director compensation policy were transitioned from a fixed number of shares to a value-based award to ensure that the value delivered to non-employee directors is consistent over time and not subject to fluctuations in our stock price. The annual equity awards are prorated when granted to any non-employee director who becomes a non-employee director during the fiscal year, based on the portion of the prior fiscal year that the director served on the Board of Directors.
A person initially appointed as the Chair of the Board of Directors is eligible to receive an additional grant of options to purchase 10,000 shares of our common stock, which will vest quarterly over three years after the date of grant, generally subject to the non-employee director's continued service. All options granted to members of the Board of Directors are granted with an exercise price equal to the closing price of a share of our common stock on the date of grant. We also reimburse each member of the Board of Directors who is not an employee for reasonable travel and other expenses in connection with attending meetings of the Board of Directors.
In January 2020, pursuant to our non-employee director compensation policy, each of our non-employee directors other than Mr. Hite, Ms. Hamill and Dr. Malik received options to purchase 8,185 shares of our common stock and 1,377 restricted stock units. These equity awards vested in full on the first anniversary of the grant date, generally subject to the non-employee director's continued service. In connection with the appointment of Dr. Malik, Mr. Hite and Ms. Hamill to our Board of Directors in January 2020, June 2020 and September 2020, respectively, we granted Dr. Malik, Mr. Hite and Ms. Hamill options to purchase 17,956, 10,627 and 9,339 shares of our common stock, respectively. These stock options vest quarterly over the three years after the date of grant, generally subject to the director's continued service.
The annual stock options and restricted stock units granted in January 2020 to members of the Board of Directors had grant date fair values of $216,929 and $72,967, respectively. The stock options granted to Dr. Malik, Mr. Hite and Ms. Hamill in January 2020, June 2020 and September 2020, respectively, had a grant date fair value of $499,807, $499,991 and $500,038, respectively. These values were determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation-Stock Compensation, excluding the effect of estimated forfeitures.
The following table sets forth information concerning the cash compensation earned by our directors during 2020 and equity granted in 2020. Mr. Dable, as an employee-director, received no additional compensation for service as a director, and, consequently, is not included in this table. The compensation received by Mr. Dable as an employee during 2020 is included in the "Summary Compensation Table" above.

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Laura J. Hamill	27,250	—	500,038	527,288
Christopher Hite	42,750	—	499,991	542,741
Jean M. George(4)	17,867	72,967	216,929	307,763
Terrence C. Kearney	72,000	72,967	216,929	361,896
Kemal Malik, M.B. B.S.	63,250	—	499,807	563,057
Thomas A. McCourt	65,750	72,967	216,929	355,646
Francois Nader, M.D.	92,000	72,967	216,929	381,896
Karen L. Smith, M.D., Ph.D.	65,750	72,967	216,929	355,646
Joseph S. Zakrzewski	70,125	72,967	216,929	360,021
(1) Amounts represent annual cash compensation for services rendered by each member of the Board of Directors.
(2) See table below.
(3) Amounts shown reflect the grant date fair value of stock options and restricted stock units awarded during fiscal 2020, determined in accordance with Financial Accounting Standards Board, Accounting Standards Codification Topic 718, Compensation—Stock Compensation. These amounts exclude the value of estimated forfeitures. See Note 11 to our consolidated financial statements for the year ended December 31, 2020, 2019 and 2018 filed with our Annual Report on Form 10-K filed with the SEC on February 25, 2021 for details on the assumptions made in the valuation of these awards.
(4) Ms. George resigned from the Board of Directors as of April 6, 2020.

The following table sets forth the aggregate number of exercisable and unexercisable option awards and the number of restricted stock units held by our non-employee directors that were outstanding as of December 31, 2020:

Name	Number of Stock Options Held at Fiscal Year-End		Number of Shares or Units of Stock That Have Not Vested
	Exercisable (#)	Unexercisable (#)
Laura J. Hamill	778	8,561	—
Christopher Hite	1,711	8,556	—
Terrence C. Kearney	19,665	8,185	1,377
Kemal Malik M.B. B.S.	4,489	13,467	—
Thomas A. McCourt	15,000	8,185	1,377
Francois Nader, M.D.	63,076	8,185	1,377
Karen L. Smith, M.D., Ph.D.	29,375	8,185	1,377
Joseph S. Zakrzewski	62,500	8,185	1,377
Equity Compensation Plan Information
The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2020:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	Weighted-average exercise price of outstanding options, warrants and rights(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,947,684	$49.78	5,522,876	(4)
Equity compensation plans not approved by security holders	—	—	—
Total	3,947,684	$49.78	5,522,876
(1)These plans consist of our 2013 Equity Incentive Plan, or our 2013 Plan, our 2003 Stock Option and Restricted Stock Plan, or our 2003 Plan, and our 2013 Employee Stock Purchase Plan, or our 2013 ESPP. Our 2013 Plan was adopted in September 2013 and our 2003 Plan expired in December 2013, and thereafter no further stock options were granted under the 2003 Plan. All outstanding stock options granted under the 2003 Plan as of the 2003 Plan expiration date remained outstanding and subject to their terms and the terms of the 2003 Plan.
(2) Represents shares underlying outstanding stock options, restricted stock units and PSUs, with the number of shares underlying PSUs calculated on the assumption that the target number of PSUs will be earned.
(3) Restricted stock units and PSUs have no exercise price and, therefore, the weighted average exercise price does not take outstanding restricted stock units or PSUs into account.
(4) Represents 5,435,860 shares of common stock available for future issuance under our 2013 Plan and 87,016 shares of common stock available for future issuance under our 2013 ESPP. Our 2013 Plan contains an "evergreen provision" which allows for an annual increase in the number of shares available for issuance under the plan on the first day of each of our fiscal years during the period beginning on January 1, 2014 and ending on the January 1, 2023. The annual increase in the number of shares shall be equal to the lesser of (i) 3,150,000 shares; (ii) 4% of our outstanding shares on the first day of the fiscal year; and (iii) an amount determined by the Board of Directors.

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed the audited consolidated financial statements of Acceleron for the year ended December 31, 2020 and has discussed these statements with management and Ernst & Young LLP, or Ernst & Young, the Company's independent registered public accounting firm. Acceleron management is responsible for the preparation of the Company's financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. The independent registered public accounting firm audits the annual consolidated financial statements prepared by management, expresses an opinion as to whether those consolidated financial statements present fairly the consolidated financial position, results of operations and cash flows of Acceleron in conformity with U.S. generally accepted accounting principles and discusses any issues they believe should be raised with us. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2020.
The Audit Committee also received from, and discussed with, Ernst & Young the written disclosures and other communications that the Company's independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB.
Ernst & Young also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young their independence from Acceleron.
Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Acceleron Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Members of the Acceleron Pharma Inc. Audit Committee

Christopher Hite, Chair
Terrence C. Kearney
Joseph S. Zakrzewski

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms or written representations from certain reporting persons received by us with respect to fiscal year 2020, we believe that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities have complied with all applicable filing requirements.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, there have been no transactions since January 1, 2020 in which we were a party, the amount involved exceeded or will exceed $120,000, and in which any related person had a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. These agreements will require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Registration Rights Agreement
In connection with our Series F preferred stock financing, on December 22, 2011, we entered into an amended and restated registration rights agreement with the holders of all of our then-outstanding shares of preferred stock including entities with which certain of our directors are affiliated. These entities that are parties to the agreement consist of Advanced Technology Ventures and related funds (affiliated with our former director Jean M. George), and Bristol Myers Squibb (formerly Celgene Corporation). The agreement provides that these holders, for so long as they may hold registrable securities, as defined in the agreement, have the right to demand that we file a registration statement with respect to the common stock issued upon conversion of our preferred stock. These holders may also request that shares of common stock held by them be included in certain registration statements that we are otherwise filing.
Related Party Transactions Policy
We have adopted a related party transactions policy that governs the review and approval of related party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate of a related party, our General Counsel will review the proposed transaction to determine, based on applicable Nasdaq and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. We may not enter into a related party transaction unless our General Counsel has either specifically confirmed that no further reviews are necessary or that all requisite corporate reviews have been obtained.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
In accordance with the Company's certificate of incorporation and bylaws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. Habib J. Dable, Terrence C. Kearney and Karen L. Smith, M.D., Ph.D. are the Class II directors whose terms expire at the Company's 2021 Annual Meeting of stockholders. Each of Mr. Dable, Mr. Kearney and Dr. Smith has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class II director of the Company for three years and until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Our bylaws provide for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes FOR his or her election than votes AGAINST his or her election. The number of votes cast with respect to that director’s election excludes abstentions and broker non-votes with respect to that director’s election. In contested elections where the number of director nominees exceeds the number of directors to be elected, the voting standard will be a plurality of the shares present virtually in person or by proxy and entitled to vote.
It is intended that, unless you give contrary instructions, shares represented by proxies will be voted for the election of the three nominees listed above as director nominees. Acceleron has no reason to believe that any nominee will be unable to serve. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of Acceleron, principal occupation and other biographical material is shown earlier in this proxy statement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THESE NOMINEES FOR CLASS II DIRECTOR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.
(PROPOSAL 1 ON YOUR PROXY CARD)

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement. Because your vote is advisory, it will not be binding on the Compensation Committee or the Board of Directors. However, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation
Our compensation philosophy is designed to align each executive's compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are critical to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is directly related to performance factors that measure our progress against our strategic, operational and corporate performance goals, as well as our performance against that of our peer companies.
Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of Acceleron Pharma Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”
Although the say-on-pay vote we are asking you to cast is non-binding, the Board of Directors and Compensation Committee value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers. The resolution will be approved, on an advisory basis, if the votes cast FOR exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will have no effect on the voting of this proposal. We will hold an advisory vote to approve the compensation of our named executive officers annually until the next advisory vote on the frequency of such advisory votes, which will occur at our 2021 Annual Meeting of Stockholders.
        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.
(PROPOSAL 2 ON YOUR PROXY CARD)

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years. Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding how frequently it should present the advisory vote on the compensation of our named executive officers to our stockholders.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation. The affirmative vote of a majority of the shares voted for this proposal - every year, every two years or every three years - will be the frequency approved, on an advisory basis, by our stockholders. However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Acceleron, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.
In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Acceleron, and we look forward to hearing from our stockholders on this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH FREQUENCY UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.
(PROPOSAL 3 ON YOUR PROXY CARD)

PROPOSAL NO. 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the Audit Committee's selection of Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of Ernst & Young, and Ernst & Young has served as our independent registered public accounting firm since 2005.
The Audit Committee annually reviews the independent registered public accounting firm's independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm's performance. Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and our stockholders. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of our independent external audit firm. In addition, in conjunction with the mandated rotation of Ernst & Young's lead engagement partner, the Audit Committee is directly involved with the selection of Ernst & Young's new lead engagement partner. The Audit Committee believes that the continued retention of Ernst & Young to serve as our independent external auditor is in the best interests of the Company and our stockholders.
We expect that a representative of Ernst & Young will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee pre-approves all auditing services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed by Ernst & Young, subject to the de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of an audit. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with applicable law and listing standards, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee is responsible for the audit fee negotiations associated with our retention of Ernst & Young.
Principal Accountant Fees and Services
We regularly review the services and fees of our independent registered public accounting firm. These services and fees are also reviewed by the Audit Committee on an annual basis. The aggregate fees billed for the fiscal years ended December 31, 2020 and 2019 for each of the following categories of services are as follows (in thousands):

Fee Category	2020	2019
Audit Fees	$980	$915
Audit-Related Fees	$—	$114
Tax Fees	$218	$181
All Other Fees	$263	$2
Total Fees	$1,461	$1,212
Audit Fees.     Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees.    Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under "Audit Fees."
Tax Fees.    Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees.    Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above.
The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.
(PROPOSAL 4 ON YOUR PROXY CARD)

GENERAL MATTERS
Code of Business Conduct and Ethics and Corporate Governance Guidelines
We have adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our Chief Executive Officer and President and our Chief Financial Officer. A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting our website at www.acceleronpharma.com and going to the "Governance" tab under the "Investors & Media" section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office. We intend to post on our website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our directors and certain of our executive officers within four business days following the date of such amendment or waiver.
A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.acceleronpharma.com and going to the "Governance" tab under the "Investors & Media" section, or by requesting a copy in writing from our Secretary at our Cambridge, Massachusetts office.
Availability of Certain Documents
A copy of our 2020 Annual Report on Form 10-K has been posted on the Internet along with this proxy statement. Upon written request, we will mail, without charge, a copy of our 2020 Annual Report on Form 10-K excluding exhibits. Please send a written request to our Corporate Secretary at:
Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139
Attention: Secretary
Phone: (617) 649-9200
SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice of Proxy Materials or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family, unless we have received contrary instructions from one or more of the stockholders. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices of Proxy Materials, annual reports, proxy statements and information statements.
We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of the Notice of Proxy Materials or proxy materials was delivered. You may make a written or oral request by sending a notification to our Secretary at the address or telephone number above, providing your name, your shared address, and the address to which we should direct the additional copy of the Notice of Proxy Materials or proxy materials. Multiple stockholders sharing an address who have received one copy of a mailing and would prefer us to mail each stockholder a separate copy of future mailings should contact us at our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of a mailing and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made through our principal executive offices. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.
Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials.  To be considered for inclusion in next year's proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on December 23, 2021, which is 120 days prior to the date that is one year from this year’s mailing date of April 22, 2021.
Requirements for Stockholder Proposals or Director Nominations to be Brought Before an Annual Meeting.  Our bylaws provide that, for stockholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Acceleron Pharma Inc., 128 Sidney Street, Cambridge, MA 02139. The nominating and corporate governance committee does not have a written policy regarding stockholder nominations, but has determined that it is the practice of the committee to consider candidates proposed by stockholders if made in accordance with our bylaws. To be timely for the 2022 annual meeting, although not included in the proxy statement, the stockholder's notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year's annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the meeting. Assuming the date of our 2021 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2022 annual meeting must notify us no earlier than February 16, 2022 and no later than March 18, 2022. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2022 annual meeting.
Contacting the Board of Directors
Stockholders wishing to communicate with the Board of Directors may do so by writing to the Board or to the non-employee members of the Board as a group, at:
Acceleron Pharma Inc.
128 Sidney Street
Cambridge, MA 02139
Attention: Secretary
The communication must prominently display the legend "BOARD COMMUNICATION" in order to indicate to the Secretary that it is a communication for the Board. Upon receiving such a communication, the Secretary will promptly forward the communication to the relevant individual or group to which it is addressed. Certain items that are unrelated to the Board's duties and responsibilities may be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable.
Other Matters
As of the date of this proxy statement, the Board of Directors does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
How to Access the Annual Meeting
The Annual Meeting will be held in a virtual meeting format at www.virtualshareholdermeeting.com/XLRN2021.
To participate in the meeting, you will need the 16-digit control number included in your Notice of Proxy Materials or on the instructions that accompanied your proxy materials. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
.

By Order of the Board of Directors

Habib J. Dable Chief Executive Officer, President and Director April 22, 2021

ACCELERON PHARMA INC.
128 SIDNEY STREET
CAMBRIDGE, MA 02139

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/XLRN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52247-P54561 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCELERON PHARMA INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Class II Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Habib J. Dable	▢	▢	▢
1b. Terrence C. Kearney	▢	▢	▢
1c. Karen L. Smith, M.D., Ph.D.	▢	▢	▢

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To approve, on an advisory basis, the compensation paid to the Company's named executive officers as described in the proxy statement.	▢	▢	▢

The Board of Directors recommends you vote for "1 YEAR" on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
3. To recommend, by an advisory, non-binding vote, the frequency of future advisory votes to approve the compensation paid to the Company's named executive officers.	▢	▢	▢	▢

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
4. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2021.	▢	▢	▢

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com.

D52248-P54561

ACCELERON PHARMA INC.
Annual Meeting of Stockholders
Wednesday, June 16, 2021 10:00 a.m. Eastern Time
This proxy is solicited by the Board of Directors

Kevin McLaughlin and Adam Veness, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Acceleron Pharma Inc. to be held virtually at www.virtualshareholdermeeting.com/XLRN2021 on Wednesday, June 16, 2021 at 10:00 a.m. Eastern Time or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder in accordance with the specifications indicated on this proxy.

If no such distinctions are indicated, the Proxies will have the authority to vote FOR the election of all nominees for director, FOR Proposal 2, for "1 YEAR" on Proposal 3, and FOR Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side